Exhibit 4.3

EXECUTION VERSION

CREDIT AGREEMENT

BETWEEN

SUNDIAL GROWERS INC.

as Borrower

AND

BANK OF MONTREAL

as Lender

MADE AS OF

FEBRUARY 22, 2019

DAVIES WARD PHILLIPS & VINEBERG LLP

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10.02	Additional Guarantors	50
10.03	After Acquired Property and Further Assurances	50
10.04	Application of Proceeds of Security	50
10.05	Security Charging Real Property	50
Article 11 - DEFAULT		50
11.01	Events of Default	50
11.02	Acceleration and Termination of Rights	54
11.03	Remedies Cumulative and Waivers	54
11.04	Saving	55
11.05	Perform Obligations	55
11.06	Third Parties	55
11.07	Set-Off or Compensation	55
11.08	Application of Payments	56
Article 12 - COSTS, EXPENSES AND INDEMNIFICATION		56
12.01	Indemnification by the Borrower	56
12.02	Waiver of Consequential Damages	58
12.03	Payments	58
Article 13 - TAXES AND CHANGE OF CIRCUMSTANCES		58
13.01	Increased Costs	58
13.02	Taxes	59
13.03	Mitigation Obligations	61
13.04	Illegality	61
Article 14 - SUCCESSORS AND ASSIGNS AND ADDITIONAL LENDERS		62
14.01	Successors and Assigns Generally	62
14.02	Assignment by Lender	62
14.03	Participations	63
14.04	Certain Pledges	64
Article 15 - GENERAL		64
15.01	Exchange and Confidentiality of Information	64
15.02	Addresses, Etc. for Notices	64
15.03	Governing Law and Submission to Jurisdiction	65
15.04	Benefit of this Agreement	66
15.05	Survival	66
15.06	Severability	66
15.07	Whole Agreement	66
15.08	Further Assurances	66
15.09	Waiver of Jury	66
15.10	Counterparts; Integration; Effectiveness	67
15.11	Electronic Execution of Assignments	67
15.12	Treatment of Certain Information; Confidentiality	67
15.13	Time of the Essence	68
15.14	Delivery by Facsimile Transmission	68
15.15	Termination of Agreement and Loan Documents	69
15.16	Anti-Money Laundering Legislation	69

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TABLE OF SCHEDULES

Schedule A	–	Notice of Request for Advance
Schedule B	–	Repayment Notice
Schedule C	–	Compliance Certificate
Schedule D	–	Obligors
Schedule E	–	Solvency Certificate

Schedule 8.01(10)	–	Litigation
Schedule 8.01(12)	–	Real Property
Schedule 8.01(13)	–	Insurance
Schedule 8.01(17)	–	Corporate Structure
Schedule 8.01(18)	–	Jurisdictions and Addresses
Schedule 8.01(19)	–	Intellectual Property
Schedule 8.01(23)	–	Environmental
Schedule 8.01(27)	–	Non-arm’s Length Transactions
Schedule 9.04(20)		Hedge Arrangements

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CREDIT AGREEMENT

THIS AGREEMENT is made as of February 22, 2019

BETWEEN:

SUNDIAL GROWERS INC., a corporation existing under the laws of the Province of Alberta (hereinafter referred to as the “Borrower”)

- and -

BANK OF MONTREAL, as Lender (the “Lender”)

WHEREAS the Borrower has requested the Credit Facility and the Lender has agreed to provide the Credit Facility to the Borrower on the terms and conditions herein set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained the parties hereto agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Acquisition” shall mean, with respect to any Person, any purchase or other acquisition, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of: (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an Equity Interest in, such other Person) such that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates; (b) all or substantially all of the Property of any other Person; or (c) all or any material portion of all of any division, business, or operation or undertaking of any other Person as a going concern.

“Advance” means a borrowing by the Borrower under the Credit Facility and any reference relating to the amount of Advances shall mean the sum of the principal amount of all outstanding Advances.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“AGLC” means the Alberta Gaming, Liquor and Cannabis Commission.

“AGLC Supply Agreement” means the guaranteed wholesale supply agreement dated August 30, 2018 between the Borrower and AGLC.

“Agreement” means this credit agreement, the schedules and all amendments made hereto in accordance with the provisions hereof, as amended, revised, replaced, supplemented or restated from time to time.

“AML Legislation” has the meaning set forth in Section 15.16.

“Anti-Corruption Laws” has the meaning set forth in Section 8.01(28).

“Applicable Law” means: (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, request, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case having the force of law.

“Applicable Order” means any applicable domestic or foreign order, judgment, award or decree made by any court or Governmental Authority.

“Arm’s Length” has the meaning specified in the definition of “Non-Arm’s Length”.

“Assignment and Assumption” means an assignment and assumption entered into by the Lender and an Eligible Assignee and accepted by the Lender.

“ATB” means ATB Financial.

“ATB Agreement” means the amended and restated commitment letter between the Borrower and ATB dated December 19, 2018 pursuant to which ATB establishes credit facilities in an aggregate amount of up to $49,000,000.

“Auditor” means the Borrower’s auditor, being KPMG LLP, and includes its successors and any replacement auditor from time to time.

“Auxly” means Auxly Cannabis Group Inc., formerly Cannabis Wheaton Investment Corp.

“Auxly Agreement” means the note purchase agreement dated as of February 16, 2018 between Auxly and the Borrower, as amended.

“Basel III” means: (a) the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and (b) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“BMO” means Bank of Montreal.

“Borrower” means Sundial Growers Inc., a corporation incorporated under the laws of the Province of Alberta, and includes any successors and permitted assigns.

“Borrower’s Counsel” means the firm of McCarthy Tetrault LLP or such other firm or firms of legal counsel as the Borrower may from time to time designate.

“Bridge Farms” means Project Seed Topco Limited and its Subsidiaries.

“Bridge Farms Boiler Loan” means a loan or loans not exceeding £2,000,000, in the aggregate, made available by the Borrower or another Obligor to Bridge Farms to fund a deposit on a boiler for purposes of the operations of Bridge Farms.

“Business” means the business of cultivating, producing and marketing cannabis products for distribution and sale, and including, as the case may be, the importation or export of such cannabis products and all other ancillary activities related to the foregoing.

“Business Authorizations” means, at any time, all material governmental or like authorizations necessary or advisable for the Business. For the avoidance of doubt, each of the Health Canada Licence and any export permit will constitute a Business Authorization.

“Business Day” shall mean any day, other than a Saturday or a Sunday, on which banks generally are open for business in Toronto, Ontario and Calgary, Alberta.

“Canadian Operations” means the Business conducted by the Obligors in Alberta and British Columbia.

“Cannabis Act” means the Cannabis Act, SC 2018, c. 16.

“Cannabis Laws” means the Cannabis Act and all other applicable laws with respect to the cultivation, production and purchase/sale (including import and export) of cannabis (other than laws of general application).

“Cannabis Licence” means the Health Canada Licence.

“Canadian Dollars”, “Cdn. Dollars” ,”Cdn.$” and “$” means the lawful money of Canada.

“Capital Expenditures” means, without duplication, any expenditure (whether payable in cash or other property or accrued as a liability) that, in conformity with GAAP, would be required to be classified as a capital expenditure of any Obligor on a consolidated basis. For certainty, Capital Expenditures include (i) the cost of assets acquired under Capital Leases and (ii) expenditures for equipment which is purchased simultaneously with the trade-in of existing equipment owned by any Obligor, to the extent of the net purchase price of the purchased equipment after giving effect to such trade-in. Capital Expenditures, however, exclude (x) expenditures made in connection with the replacement, repair or restoration of buildings, fixtures or equipment to the extent reimbursed or financed from insurance or expropriation proceeds, (y) Capital Lease payments and (z) the cost of the acquisition of any business.

“Capital Lease” means, with respect to any Person, any lease of or other agreement conveying the right to use any real or personal property by such Person that, in conformity with GAAP prior to 2019, is or should be accounted for as a capital lease on the balance sheet of that Person.

“CEO Transaction” means the loan by the Borrower to its Chief Executive Officer of an amount not exceeding $400,000 concurrently with the purchase by the Chief Executive Officer of Equity Interests in the Borrower for a purchase price of $1,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any Applicable Law by any Governmental Authority.

“Change of Control” means:

(a)

any person or persons acting jointly or in concert (within the meaning of the Securities Act (Alberta)), will acquire ownership or control, directly or indirectly, the equity securities in the capital of the Borrower which have or represent more than 51% of all the votes entitled to be cast by shareholders for an election of the board of directors of the Borrower;

(b)	the Borrower transfers all or substantially all of its assets to any other Person if that transfer is not otherwise permitted by the other provisions of this Agreement;

(c)	any one of the Guarantors ceases to be a Wholly-Owned Subsidiary of the Borrower; or

(d)

there is a material change in the Key Employees or the Executive Chairman of the board of directors of the Borrower, and such person is not replaced by a person acceptable to the Lender within a reasonable period of time.

“Closing Date” means February 22, 2019 or such later date as may be agreed to by the parties hereto.

“Collateral” means all property, assets and undertaking of the Obligors (or, as applicable, any given Obligor) or any other Person encumbered by the Security, together with all proceeds thereof.

“Compliance Certificate” means the certificate required pursuant to Section 9.03(3), substantially in the form annexed as Schedule C and signed by a senior officer of the Borrower.

“Contingent Obligation” means, as to any Person, any obligation, whether secured or unsecured, of such Person guaranteeing or indemnifying, or in effect guaranteeing or indemnifying, any liability (other than Debt) (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person as an account party in respect of a letter of credit or letter of guarantee issued to assure payment by the primary obligor of any such primary obligation and any obligations of such Person, whether or not contingent: (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor; (b) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase Property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect of such primary obligation; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or polices of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

“Convertible Debentures” means the 12% unsecured subordinated convertible notes issued by the Borrower in the aggregate principal amount not to exceed $28,900,000 with maturity dates which range from October 15, 2019 to November 15, 2019.

“Credit Facility” means the non-revolving term credit facility in an aggregate principal amount of up to $30,000,000.

“Debt” means, with respect to any Person, all present and future obligations and indebtedness of a person, whether direct or indirect, absolute or contingent, including, without duplication, the aggregate of the following amounts, at the date of determination:

(a)	all indebtedness of such Person to any other Person for borrowed money;

(b)	all obligations of such Person for the deferred purchase price of Property or services which constitute indebtedness;

(c)	all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d)

all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (whether or not the rights and remedies of the vendors or lender under such agreement in the event of default are limited to repossession or sale of such Property);

(e)	all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as Capital Leases and included on the balance sheet of such Person;

(f)	all reimbursement obligations, contingent or otherwise, of such Person under bankers’ acceptance, letters of credit and similar facilities;

(g)

all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests of such Person (for greater certainty, not including obligations with respect to unexercised options and rights of first refusal and where conditions precedent to the obligations have not occurred) prior to the Maturity Date for cash or obligations constituting Debt or any combination thereof;

(h)	without duplication, a Contingent Obligation to the extent that the primary obligation so guaranteed would be classified as “Debt” (within the meaning of this definition) of such Person;

(i)	all obligations of such Person under any Hedge Arrangements on a net mark to market basis; and

(j)

any other liabilities of such Person which in accordance with GAAP would appear on the liability side of a balance sheet (other than items of capital, retained earnings and surplus or deferred tax reserves), including for certainty royalty obligations.

The amount of Debt of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding.

“Debt Securities” means, with respect to the Borrower, any notes, bonds or debentures, whether or not convertible into Equity Interests, or other instruments evidencing indebtedness of the Borrower for borrowed money.

“Default” means any event or condition that constitutes an Event of Default or that would constitute an Event of Default except for satisfaction of any condition subsequent required to make the event or condition an Event of Default, including giving of any notice, passage of time, or both.

“Default Rate” means the rate of eleven percent (11%) per annum.

“Defined Benefit Pension Plan” means a Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Disposition” means any sale, assignment, transfer, conveyance, lease or other disposition of any asset of any Obligor in a single transaction or a series of related transactions and the word “Dispose” shall have a correlative meaning.

“Distribution” means, with respect to any Person, any payment, directly or indirectly, by such Person: (a) of any dividends on any Equity Interests, other than dividends or distributions payable in shares or other Equity Interests; (b) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any Equity Interests of such Person; (c) of any other distribution (other than distributions in shares or other Equity Interests) in respect of any Equity Interests of such Person including a return of capital; (d) of any management, monitoring, consulting, advisory or similar fee or compensation (of any nature or kind) or any bonus payment or comparable payment, or by way of gift or other gratuity, to the extent such distributions are made in cash, to any Affiliate of such Person (including to a direct or indirect parent) or to any director, officer or member of the management of an Affiliate of such Person; (e) of any principal, interest or other amounts (other than payments in kind) on account of Subordinated Debt, (f) of any amounts on account of the Share Purchase Promissory Note, (g) of any amounts on account of the Royalty Agreement; or (h) any advance of loans or other financial assistance; provided that payments, directly or indirectly, by an Obligor in the course of its business of salary to employees, officers and members of management of Obligors and expense reimbursement to directors, employees and officers shall not constitute Distributions hereunder.

“Drawdown” means the advance of an Advance.

“Drawdown Date” means the date on which a Drawdown is made by the Borrower pursuant to the provisions hereof and which shall be a Business Day.

“Drawdown Notice” means the Notice of Request for Advance substantially in the form annexed hereto as Schedule A to be given to the Lender by the Borrower.

“EBITDA” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, “EBITDA” means, for any period, on a consolidated basis, net income (excluding securities-based compensation and extraordinary items) of Borrower and any Guarantor from continuing operations plus, to the extent deducted in determining net income:

(a)	Interest Expense of Borrower or such Guarantor;

(b)	income taxes expensed during the period; and

(c)	depreciation, depletion and amortization deducted for the period, in calculating net income and other non-cash items.

“Eligible Assignee” means any Person in respect of which any consent that is required by Section 14.02 has been obtained.

“Encumbrance” means, in respect of any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, hypothecation or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s Property, or any consignment or Capital Lease of Property by such Person as consignee or lessee or any other security agreement, trust or arrangement having the effect of security (other than a right of set-off) for the payment of any debt, liability or obligation, and “Encumbrances” and “Encumbrancer” shall have corresponding meanings; provided, that in no event shall an operating lease be deemed to be an Encumbrance.

“Environmental Liability” means any liability of an Obligor arising from the breach of any Requirements of Environmental Law.

“Equity Interest” means: (a) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock; (b) in the case of an association or business entity, any and all shares, interests, participation rights or other equivalents of corporate stock (however designated) in or to such association or entity; (c) in the case of a partnership, limited liability company or unlimited liability company, partnership or membership interests (whether general or limited), as applicable; and (d) any other ownership interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (a), (b), (c) or (d), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Event of Default” means any of the events or circumstances described in Section 11.01.

“Excluded Taxes” means, with respect to the Lender, the Lender or any other recipient of any payment to be made by or on account of any obligation of an Obligor hereunder or under any other Loan Document (each, a “Recipient”): (a) Taxes imposed on or measured by its net income, capital Taxes and franchise Taxes imposed on it, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes; (b) any branch profits Taxes or any similar Tax imposed by any jurisdiction described in clause (a) with respect to the Recipient; (c) Taxes imposed under FATCA; (d) any Tax that is directly attributable to such Recipient’s failure to comply with Section 13.02(6); (e) any Canadian withholding Taxes imposed on a payment by or on account of any obligation of an Obligor hereunder or under any other Loan Document by reason of (i) the Recipient not dealing at Arm’s Length with the Obligor at the time of making such payment, or (ii) the payment being in respect of a debt or other obligation to pay an amount to a Person with whom the payer is not dealing at Arm’s Length at the time of such payment; and (f) any Taxes imposed on a Recipient by reason of such Recipient (i) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of any Obligor, or (ii) not dealing at Arm’s Length with a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of any Obligor.

“Executive Order” has the meaning set forth in Section 8.01(29).

“FATCA” means Sections 1471 through 1474 of the IRC as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(i) of the IRC, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the IRC.

“FCC” means Farm Credit Canada.

“FCC Agreement” means the credit agreement between FCC and the Borrower dated October 22, 2018 pursuant to which FCC established a credit facility in the aggregate amount of $7,000,000 in favour of the Borrower.

“Financial Assistance” means, without duplication and with respect to any Person, all loans made by that Person and guarantees or Contingent Obligations granted or incurred by that Person for the purpose of or having the effect of providing financial assistance to another Person or Persons, including, without limitation, letters of guarantee, letters of credit, legally binding comfort letters or indemnities issued in connection therewith, endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business), obligations to purchase assets regardless of the delivery or non-delivery thereof and obligations to make advances or otherwise provide financial assistance to any other entity and for greater certainty “Financial Assistance” shall include any guarantee of any third party lease obligations.

“Financial Covenants” means the covenants set forth in Section 9.02.

“Fiscal Quarter” means each quarter that ends on March 31st, June 30th, September 30th and December 31st of each calendar year.

“Fiscal Year” means a twelve-month period ending on December 31st of any year.

“Foreign Official” has the meaning set forth in Section 8.01(28).

“GAAP” means the “Accounting Standards for Private Enterprises (ASPE)” in effect from time to time in Canada or IFRS, as the case may be.

“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

“Guarantors” means, collectively: (a) as of the Closing Date, the Subsidiaries of the Borrower identified on Schedule D; (b) each Subsidiary of the Borrower that is required to become a Guarantor pursuant to Section 9.01(10) from time to time; and (c) each other Subsidiary of the Borrower that delivers a guarantee and security.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, dangerous goods, hazardous waste, constituent or other material listed, regulated, or addressed under any Requirements of Environmental Law, including, without limitation, damaged and friable asbestos, petroleum product or by-product, and polychlorinated biphenyls.

“Health Canada Licence” means, collectively, any licence issued by Health Canada to any of the Loan Parties in respect of the Business, including without limitation:

(a)

licence no. LIC-K8399K3QIB-2018 dated November 8, 2018 granted to the Borrower to cultivate cannabis pursuant to the Cannabis Act at 6102 48th Avenue, Olds, AB T4H 1V1, as supplemented by license no. LIC-K8399K3QIB- 2018-2 dated February 1, 2019 and as further amended, supplemented or otherwise modified from time to time; and

(b)

licence no. LIC-4QZ85KDBPT-2018 dated November 9, 2018 granted to the Borrower to cultivate cannabis pursuant to the Cannabis Act at 273209 Range Road 20, M.D. Rocky View No. 44, Airdrie, AB T4B 2A3, as supplemented by licence no. LIC-4QZ85KDBPT-2018-1 dated December 14, 2018 and as further amended, supplemented or otherwise modified from time to time.

“Hedge Arrangement” means, for any period, for any Person, any arrangement or transaction between such Person and any other Person which is an interest rate swap transaction, basis swap, forward interest rate transaction, commodity swap, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency interest rate swap transaction, currency option or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed to protect or mitigate against risks in interest, currency exchange or commodity price fluctuations.

“IFRS” means the International Financial Reporting Standards, as used by the International Accounting Standards Board.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 12.01(b).

“Intellectual Property” means the intellectual property in patents, patent applications, trade-marks, trade-mark applications, trade names, service marks, copyrights, copyright registrations and trade secrets (including, without limitation, customer lists and information and business opportunities), industrial designs, proprietary software, technology and formulae and other similar intellectual property rights.

“Intercreditor Agreement” means the intercreditor agreement made on or around the date of this Agreement among ATB, the Lender, FCC, 2082033 Alberta Ltd. and the Borrower;

“Interest Expense” means, with respect to any Person for any period, means, without duplication, interest expense of such Person calculated on a consolidated basis and in accordance with GAAP as the same would be set forth or reflected on a consolidated statement of earnings of such Person and, in any event and without limitation, will include:

(a)	all cash interest paid or payable in respect of such period;

(b)

all fees (including letter of credit, guarantee and bankers’ acceptances or guaranteed notes fees) accrued or payable in respect of such period and which relate to any Debt pro-rated (as required) over such period;

(c)

any difference between the face amount and the discount proceeds of any bankers’ acceptances or guaranteed notes issued by such Person and other obligation issued at a discount, pro-rated (as required) over such period;

(d)

the interest component of capital lease obligations and any other financing lease obligations (whether a synthetic lease or otherwise and whether categorized as a true lease or a financing lease for income tax purposes) accrued or payable in respect of such period; and

(e)	all net amounts charged or credited to interest expense in respect of such period under any Hedging Agreement.

“Interest Rate” means the rate of nine percent (9%) per annum.

“Investment” in any Person means any direct or indirect: (a) acquisition of any Equity Interest in any other Person; or (b) loan or advance or other Financial Assistance made to or for the benefit of any other Person. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its fair market value at the time of such transfer.

“Key Employees” means the persons carrying out the roles of “Chief Financial Officer” – “CFO”, or “Chief Executive Officer” – “CEO”.

“Lender” means BMO and includes each of its successors and permitted assigns.

“Lender’s Counsel” means the firm of Davies Ward Phillips & Vineberg LLP.

“Lender’s Payment Branch” means the branch of the Lender located at [***], or such other office that the Lender may from time to time designate by notice to the Borrower and the Lenders.

“Lending Office” means, with respect to a particular Lender, the branch or office specified in Schedule A from which the Lender makes Advances and to which the Lender disburses payments received for the benefit of the Lender.

“Loan Documents” means this Agreement, the Security, all guarantees delivered by any Guarantor pursuant to this Agreement, the Intercreditor Agreement, that certain commitment letter dated February 14, 2019 and the accompanying signed schedule relating to the fee payable to the Lender in consideration of it establishing the Credit Facility and each document, agreement and, to the extent designated by the Borrower and the Lender as a Loan Document, each instrument, delivered to the Lender by or on behalf of an Obligor or any other Person (in the case of any other Person, as required by the terms of this Agreement) on or after the Closing Date in each case as such document, agreement or instrument may from time to time be supplemented, revised, replaced, amended or restated, and “Loan Document” means any one of the Loan Documents.

“Material Adverse Effect” means a material adverse effect on: (a) the business, operations, properties, assets or condition (financial or otherwise) of the Obligors, taken as a whole; (b) the Material Licences, (c) the legality, validity or enforceability of any of the Loan Documents, including the validity, enforceability, perfection or priority of any Encumbrance created under any of the Security; (d) the ability of Obligors to pay or perform any of its debts, liabilities or obligations under any of the Loan Documents; (e) the right, entitlement or ability of the Lender to enforce their material rights or remedies under any of the Loan Documents; or (f) any departure of a Key Employee unless such departure does not result in an event of default under the ATB Agreement and such person is replaced within 30 days of the departure.

“Material Contracts” means, collectively, (a) the Material Licences, (b) the AGLC Supply Agreement, (c) any agreement which is a “Material Project Document” under the ATB Agreement, and (d) any other agreement, contract or legally binding arrangement entered into from time to time by an Obligor or to which any of their property or assets may be subject for which breach, non-performance, cancellation, failure to renew, failure to replace, termination, revocation or lapse could reasonably be expected to have a Material Adverse Effect.

“Material Licences” means the Health Canada Licences and each licence, permit or approval issued by any Governmental Authority to any Obligor the breach or default in respect of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means the earlier of May 15, 2019 and the date on which the Credit Facility are terminated pursuant to Section 11.02.

“Net Proceeds” means with respect to the issuance of any Equity Interests or Debt Securities by any Person or of any capital contributions by any Person in such Person, the net amount equal to the aggregate amount received in cash in connection with such issuance or contribution by any Person in such Person, less the sum of reasonable fees, including reasonable accounting, advisory and legal fees, commissions and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Lender) incurred or paid for by such Person in connection with the issuance of any such Equity Interests or Debt Securities or of any capital contributions by any Person in such Person.

“Non-Arm’s Length” and similar phrases have the meaning attributed thereto for the purposes of the Income Tax Act (Canada); and “Arm’s Length” shall have the opposite meaning.

“Obligations” means, with respect to any Obligor, all of its present and future indebtedness, liabilities and obligations of any and every kind, nature or description whatsoever (whether direct or indirect, joint or several or joint and several, absolute or contingent, matured or unmatured, in any currency and whether as principal debtor, guarantor, surety or otherwise, including without limitation any interest that accrues thereon after or would accrue thereon but for the commencement of any case, proceeding or other action, whether voluntary or involuntary, relating to the bankruptcy, insolvency or reorganization whether or not allowed or allowable as a claim in any such case, proceeding or other action) to the Lender (and its Affiliates), and any of them under, in connection with, relating to or with respect to each of the Loan Documents and any and all Service Agreements.

“Obligors” means, collectively, the Borrower and the Guarantors. As of the Closing Date and after giving effect to the UK Acquisition, the Obligors consist of each of the Persons identified on Schedule D.

“OFAC” means The Office of Foreign Assets Control of the US Department of the Treasury.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC and all economic and trade sanction programs administered by OFAC or the US Department of State, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States.

“Organizational Documents” means, with respect to any Person, such Person’s articles or other charter documents, by-laws, shareholder agreement, partnership agreement, joint venture agreement, limited liability company agreement or trust agreement, as applicable, and any and all other similar agreements, documents and instruments relative to such Person.

“Other Connection Taxes” means, with respect to the Lender, the Lender or any other recipient of any payment to be made by or on account of an Obligor hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such person and the jurisdiction imposing such Tax (other than connections arising solely from such person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, this Agreement or enforced this Agreement or any other Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” shall have the meaning ascribed to such term in Section 14.03.

“Pension Benefits Act” means the Pension Benefits Act (Alberta) or similar minimum standards pension legislation of another jurisdiction to the extent it may apply to a Pension Plan.

“Pension Event” means: (a) the failure of an Obligor to make or remit any employer or employee contributions with respect to any Pension Plan required by Applicable Law or by the terms of such Pension Plan, except where such failure could not reasonably be expected to have a Material Adverse Effect; (b) the revocation of registration by applicable Governmental Authorities of a Defined Benefit Pension Plan; (c) the material failure of a Pension Plan to comply with the provisions of Applicable Law or with the terms of such Pension Plan; (d) (i) the filing of a notice with a Governmental Authority to, (ii) the institution of proceedings by any Governmental Authority to, or (iii) the actual, termination or wind up of all or a part of a Defined Benefit Pension Plan; or (e) a trustee is appointed to administer a Defined Benefit Pension Plan.

“Pension Plan” means a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) and in respect of which the Obligor is an employer for the purposes of the Pension Benefits Act.

“Permitted Debt” means:

(a)	Debt under this Agreement;

(b)	Debt under the ATB Agreement not exceeding $49,000,000 in principal amount;

(c)	Debt under the FCC Agreement not exceeding $7,000,000 in principal amount;

(d)	Debt under the Royalty Agreement not exceeding $11,000,000;

(e)	Debt under Convertible Debentures outstanding on the Closing Date and not exceeding $28,900,000 in principal amount;

(f)	Debt under the Share Purchase Promissory Note;

(g)	Debt secured by Purchase Money Security Interests not exceeding $250,000 in the aggregate;

(h)	obligations under Capital Leases not exceeding $250,000 in the aggregate;

(i)	Permitted Intercompany Debt;

(j)	Hedge Arrangements between the Borrower and ATB existing on the Closing Date and described in Schedule 9.04(20);

(k)

Debt under Service Agreements and Debt of the Borrower and/or any Obligor to ATB or the Lender in respect of corporate credit cards, commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts;

(l)

Debt owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, securing unemployment insurance and other social security laws or regulation, health, disability or other employee benefits, salary, wages or other compensation or property, casualty or liability insurance or other similar obligations to the Borrower or any Subsidiary pursuant to reimbursement and indemnification obligations to such person, in each case, in the ordinary course of business;

(m)

Debt in respect of bid bonds, statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(n)

unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that they are permitted to remain unfunded under Applicable Law;

(o)	to the extent constituting Debt, obligations of the Borrower and/or any other Obligor under the UK Purchase Agreement;

(p)	trade payables incurred in the ordinary course of business and not overdue;

(q)

guarantees by the Borrower and/or any Obligor of Debt or other obligations of the Borrower and/or any other Obligor with respect to Debt otherwise permitted to be incurred pursuant to this definition of “Permitted Debt” or other obligations not prohibited by this Agreement; and

(r)	Debt consented to in writing by the Lender from time to time.

“Permitted Disposition” means:

(a)	the Disposition of inventory in the ordinary course of business;

(b)	Dispositions of used, surplus, obsolete or worn-out property and equipment in the ordinary course of business for nominal consideration; and

(c)	the unwinding of any Hedge Arrangement pursuant to its terms.

“Permitted Distributions” means:

(a)	Distributions paid by any Subsidiary to the Borrower;

(b)	payments made by any Subsidiary to the Borrower on Permitted Intercompany Debt;

(c)	to the extent it would constitute a Distribution, payments made under the ATB Agreement or the FCC Agreement in accordance with the Intercreditor Agreement;

(d)	provided that no Default or Event of Default has occurred and is continuing, payments on the Convertible Debentures when due;

(e)	provided that no Default or Event of Default has occurred and is continuing, payments of interest on the Share Purchase Promissory Note, at a rate not exceeding 1% per month, when due;

(f)	royalty payments in the ordinary course of business, other than payments under the Royalty Agreement; and

(g)	the loan to the Chief Executive Officer of the Borrower pursuant to the CEO Transaction.

“Permitted Encumbrances” means, with respect to any Person or Property, the following:

(a)	Encumbrances securing the obligations of the Borrower under the ATB Facility and limited to $60,000,000;

(b)

Encumbrances securing the obligations of the Borrower under the FCC Facility against Net Proceeds from the exercise of the Sundial April Warrants limited to $7,500,000 or which rank after and are subject to the Encumbrances securing the Obligations of the Borrower;

(c)	the Security;

(d)

security interests granted to or assumed by parties (excluding intermediaries with respect to purchasing agreements) in connection with the financing of the purchase of any property or asset (a “Purchase Money Security Interest”) where:

(i)	the security interest is granted at the time of or within 60 days after the purchase;

(ii)	the security interest is limited to the property and assets acquired; and

(iii)	the Debt represented by all Purchase Money Security Interests does not at any time exceed $250,000 in the aggregate;

(e)	Encumbrances arising from Capital Leases not exceeding $250,000 in the aggregate;

(f)

Encumbrances for Taxes, assessments and other governmental charges or levies not yet due or for which installments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person and in respect of which reasonable reserves under GAAP are maintained;

(g)

inchoate liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised and of which the Lender has not been given notice, or which relate to obligations not due or payable, or the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person;

(h)	reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests therein;

(i)

zoning, land use and building restrictions, survey exceptions, by-laws, regulations and ordinances of federal, provincial, state, municipal and other Governmental Authorities, licences, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licences, restrictions, easements, servitudes, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables);

(j)

title defects, encroachments or irregularities or other matters relating to title which in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person;

(k)

the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(l)

(i) pledges and deposits made (including to support obligations in respect of letters of credit, bank guarantees or similar instruments to secure) in the ordinary course of business in compliance with any workers’ compensation, employment insurance and other social security laws or regulations and deposits securing premiums or liability to insurance carriers under insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including to support obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers in respect of property, casualty or liability insurance to the Borrower or any Subsidiary provided by such insurance carriers;

(m)

security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business provided that such security does not materially impair the use of the affected property for the purpose for which it is used by that Person;

(n)

Encumbrances arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions and securities intermediaries and other Encumbrances securing cash management services and “bank products” in the ordinary course of business;

(o)

Encumbrances arising from the right of distress enjoyed by landlords or Encumbrances otherwise granted to landlords (including, without limitation, Encumbrances over rent deposits), in either case, to secure the payment of arrears of rent in respect of leased properties;

(p)

servicing agreements, development agreements, site plan agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the assets of the Person, provided same are complied with in all material respects and do not materially impair the use of such assets in the operation of the business of such Person;

(q)

easements, rights-of-way, servitudes and other similar rights in land granted to, reserved in favor of any Person (other than those in (i) above) and any registered, servicing, cost sharing or other similar agreement with such Persons that do not and would not reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Obligors as currently conducted;

(r)	rights of expropriation, access, use or any other right conferred or reserved by any governmental body under Applicable Law;

(s)

the provisions of Applicable Law including, zoning, land use and building restrictions, bylaws, regulations and ordinances of governmental bodies, including municipal regulations, airport zoning regulations, restrictive covenants and other land use limitations, public or private, and regulations and other restrictions as to the use of the real property or leased real property that do not and would not reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations and use of the Obligors as conducted on the Closing Date;

(t)

any interest or title of a lessor under any real property lease including any reservations, conditions and encumbrances set out in the real property leases, and all encumbrances recorded or registered on title to the leased real property which (i) relate to the lessor’s interest in the leased real property; (ii) the Obligors have no right to remove and/or discharge from title pursuant to such real property lease (including ground leases and lessor granted mortgages) and (iii) Encumbrances recorded or registered on title to the owned real property or leased real property as of the Closing Date that do not and would not reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations and use of the Obligors as currently conducted;

(u)

the exceptions to coverage set out in any policies of title insurance in favor of the Obligors and any Encumbrance insured over pursuant to an owner’s title insurance policy issued in favor of an Obligor that continues to be valid on the Closing Date;

(v)

Encumbrances to secure any permitted refinancing, refunding, extension, renewal or replacement (or permitted successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Debt secured by any Encumbrances referred to in the foregoing clauses; provided, however, that (x) such new Encumbrance shall be limited to all or part of the same property that was encumbered by the original Encumbrance (plus improvements on such property); and (y) such Debt is not increased;

(w)

any interest or title of a lessor, sublessor, licensor or sublicencee under any leases, subleases, licences or sublicences entered into by the Borrower or any Subsidiary in the ordinary course of business; and

(x)	such other Encumbrances as agreed to in writing by the Lender in accordance with this Agreement.

“Permitted Intercompany Debt” means unsecured and subordinated Debt owing by one Obligor to another Obligor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pre-IPO Private Placement Security” means the security or securities (which may be unsecured debt securities or Equity Interests or a combination thereof) to be issued by the Borrower by private placement after the Closing Date and on or before May 15, 2019.

“Property” means, with respect to any Person, all or any portion of its undertaking, property and assets, both real and personal, including for greater certainty all real property (including leasehold interest in real property), personal property, fixed assets, equipment, accounts receivable, inventory, intellectual property, any share in the capital of a corporation or ownership interest in any other Person and all other assets and undertaking of such Person.

“Purchase Money Security Interest” has the meaning set forth in the definition of “Permitted Encumbrances”.

“Qualified IPO” means the issuance and sale by the Borrower of its common Equity Interests in an underwritten or agency primary or initial public offering (other than a public offering pursuant to a registration statement on Form S-8 or any equivalent form under any applicable securities laws) pursuant to an effective registration statement or prospectus filed with the applicable securities regulatory authority.

“Qualified Jurisdictions” means any country where it is legal on a federal, state, local and all other basis to undertake the Business of the Borrower and/or Guarantors; provided that the Qualified Jurisdiction shall not include the United States of America.

“Recipient” has the meaning set forth in the definition of “Excluded Taxes”.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees and agents of such Person and of such Person’s Affiliates.

“Repayment Notice” means the notice substantially in the form annexed hereto as Schedule B.

“Requirements of Environmental Law” means all requirements of statutes, regulations, by-laws, ordinances, treaties, judgments and decrees, and (to the extent that they have the force of law) rules, guidelines, orders, approvals, notices, permits and directives of any federal, territorial, provincial, state, regional, municipal or local judicial, regulatory or administrative agency, board or Governmental Authority in Canada and any other jurisdiction in which any Obligor has operations or assets, where such requirements relate to environmental or occupational health and safety matters (as they relate to exposure to a Hazardous Material) and the assets and undertaking of any Obligor and the intended uses thereof, including but not limited to, all such requirements relating to: (a) the protection, preservation or remediation of the natural environment (the air, land, surface water or groundwater); (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (c) occupational safety and health (as they relate to exposure to a Hazardous Material); and (d) the regulation of Hazardous Materials.

“Requirements of Law” means, as to any Person, the Organizational Documents of such Person and any Applicable Law, or determination of a Governmental Authority having the force of law (but nevertheless including determinations of a Governmental Authority not having the force of law if responsible and prudent Persons engaged in a business similar to the Business would observe such determinations), in each case applicable to or binding upon such Person or any of its business or Property or to which such Person or any of its business or Property is subject.

“Responsible Officer” of any Person means any executive officer or chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Person” has the meaning set forth in Section 8.01(29).

“Royalty Agreement” means the amended and restated investment and royalty agreement dated as of August 16, 2018 between 2082033 Alberta Ltd., as purchaser, and the Borrower.

“Sale and Lease-Back Transaction” means any arrangement with a person (other than the Borrower or any of its Subsidiaries), or to which any such person is a party, providing for the leasing to the Borrower or any of its Subsidiaries of property which directly or indirectly has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to such person in each case where the purchaser and lessor is Arm’s Length to the applicable Obligor.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC and the U.S. Department of State), Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Security” means all security (including guarantees) held from time to time by or on behalf of the Lender securing or intended to secure directly or indirectly repayment of the Obligations and includes, without limitation, all security described in Article 10.

“Security Documents” means the documents referred to in Article 10.

“Service Agreements” means agreements made between an Obligor and the Lender or an Affiliate of the Lender in respect of cash management (including bank accounts), payroll or other banking services (including for certainty, credit and other charge cards).

“Share Purchase Agreement” means the share purchase agreement dated as of June 1, 2018 among 2119694 Alberta Inc., as seller, the Borrower, as purchaser, and KamCan Products Inc., 2011296 Alberta Inc. and Sprout Technologies Inc., as guarantors, pursuant to which the Borrower will repurchase 6,134,391 class “A” common voting shares in the capital of the Borrower from 2119694 Alberta Inc.

“Share Purchase Documents” means, collectively, the Share Purchase Agreement, the Share Purchase Guarantee and the Share Purchase Promissory Note and “Share Purchase Document” means any one of those.

“Share Purchase Guarantee” means the subordinated guarantee dated as of June 22, 2018 granted by KamCan Products Inc., 2011296 Alberta Inc. and Sprout Technologies Inc. in favour of 2119694 Alberta Inc. pursuant to the Share Purchase Agreement.

“Share Purchase Promissory Note” means the subordinated unsecured promissory note dated as of November 9, 2018 in the amount of $6,931,429.20 granted by the Borrower in favour of 2119694 Alberta Inc. pursuant to the Share Purchase Agreement and any other promissory note issued pursuant to the Share Purchase Agreement from time to time.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the Person is able to meet his obligations as they generally become due; (b) the Person has not ceased paying its current obligations in the ordinary course of business as they generally become due; and (c) the aggregate of the Person’s property is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient to enable payment of all its obligations, due and accruing due. For the purposes of clause (c), the amount of the Contingent Obligations at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, at any time, as to any Person, any other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such other Person, and shall include any other Person in like relationship to a Subsidiary of such first mentioned Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UK Acquisition” means the acquisition by the Borrower of all of the Equity Interests in Bridge Farms pursuant to the UK Purchase Agreement.

“UK Purchase Agreement” means the sale and purchase agreement dated on or about February 22, 2019 between Sundial UK Limited as buyer, the Borrower as guarantor and Northedge Capital Fund II LP, Northedge Capital Coinvestment II LP, David Ball, Andrew Higginson and others as sellers, relating to the UK Acquisition.

“Withholding Party” means any Obligor or the Lender, as applicable.

“Working Capital Ratio” means the ratio (expressed as a decimal number rounded to two decimal places) determined as:

(a)	all amounts that would, in conformity with GAAP, be classified on a consolidated balance sheet of the Borrower as current assets of the Borrower and its Subsidiaries on such date; divided by

(b)

all (i) Debt of the Borrower and its Subsidiaries that, by its terms, is payable on demand or matures within one year after the date of determination (excluding (A) any Debt renewable or extendible, at the option of the Borrower or its Subsidiary, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, (B) the Credit Facility and (C) any current Debt that is subordinate to the Credit Facility), and (ii) other items that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person, in each case calculated on a consolidated basis.

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.03	Permitted Encumbrances

The inclusion of reference to Permitted Encumbrances in any Loan Document is not intended to subordinate and shall not subordinate, and shall not be interpreted as subordinating, any Encumbrance created by any of the Security to any Permitted Encumbrance.

1.04	Currency

Unless otherwise specified in this Agreement, all references to dollar amounts (without further description) will mean Canadian Dollars.

1.05	Paramountcy

In the event of a conflict in or between the provisions of this Agreement and the provisions of any Schedule annexed hereto or any of the other Loan Documents then, notwithstanding anything contained in such Schedule or other Loan Document, the provisions of this Agreement will prevail and the provisions of such Schedule or other Loan Document will be deemed to be amended to the extent necessary to eliminate such conflict. In particular, if any act or omission of an Obligor is expressly permitted under this Agreement but is expressly prohibited under any Schedule annexed hereto or another Loan Document, such act or omission shall be permitted. If any act or omission is expressly prohibited under any Schedule annexed hereto or a Loan Document (other than this Agreement), but this Agreement does not expressly permit such act or omission, or if any act is expressly required to be performed under such Schedule or such Loan Document but this Agreement does not expressly relieve the applicable Obligor from such performance, such circumstance shall not constitute a conflict in or between the provisions of this Agreement and the provisions of such Schedule or Loan Document.

1.06	Non-Business Days

Unless otherwise expressly provided in this Agreement, whenever any payment is stated to be due on a day other than a Business Day, the payment will be made on the immediately following Business Day. Unless otherwise expressly provided in this Agreement, whenever any action to be taken is stated or scheduled to be required to be taken on, or (except with respect to the calculation of interest or fees) any period of time is stated or scheduled to commence or terminate on, a day other than a Business Day, the action will be taken or the period of time will commence or terminate, as the case may be, on the immediately following Business Day.

1.07	Interest Payments; Calculations and Other Payments

(1) All interest payments to be made under this Agreement will be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.

(2) Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest or rate of fees “per annum” or a similar expression is used, such interest or fees will be calculated on the basis of a calendar year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest.

(3) For the purposes of the Interest Act (Canada) and disclosure under such Act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 365 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365 or such other period of time, as the case may be.

(4) Unless expressly agreed otherwise under this Agreement, the Lender shall calculate all fees and interest, including without limitation standby fees and agency fees. For greater certainty all such calculations shall be without duplication of any day such that neither interest nor fees shall be calculated in respect of the same day twice.

(5) Notwithstanding anything herein to the contrary, in no event shall any interest rate or rates referred to herein (together with other fees payable hereunder which are construed by a court of competent jurisdiction to be interest or in the nature of interest) exceed the maximum interest rate permitted by Applicable Law. If such maximum interest rate would be exceeded by the terms hereof, the rates of interest payable hereunder shall be reduced to the extent necessary so that such rates (together with other fees which are construed by a court of competent jurisdiction to be interest or in the nature of interest) equal the maximum interest rate permitted by Applicable Law, and any overpayment of interest received by the Lender theretofore shall be applied, forthwith after determination of such overpayment, to pay all then outstanding interest, and thereafter to pay outstanding principal, as if the same were a prepayment of principal and treated accordingly hereunder.

1.08	Determinations By the Borrower

All provisions contained herein requiring the Borrower to make a determination or assessment of any event or circumstance or other matter to the best of a Responsible Officer of the Borrower’s knowledge shall be deemed to require the Borrower to make all inquiries and investigations as may be reasonable in the circumstances before making any such determination or assessment.

1.09	Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein); (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (d) unless otherwise expressly stated, all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.10	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A	–	Notice of Request for Advance
Schedule B	–	Repayment Notice
Schedule C	–	Compliance Certificate
Schedule D	–	Obligors
Schedule E	–	Solvency Certificate
Schedule 8.01(10)	–	Litigation
Schedule 8.01(12)	–	Real Property
Schedule 8.01(13)	–	Insurance
Schedule 8.01(17)	–	Corporate Structure
Schedule 8.01(18)	–	Jurisdictions and Addresses
Schedule 8.01(19)	–	Intellectual Property
Schedule 8.01(23)	–	Environmental
Schedule 8.01(27)	–	Non-arm’s Length Transactions
Schedule 9.04(20)	–	Hedge Arrangements

ARTICLE 2 - THE CREDIT FACILITIES

2.01	Credit Facility

Subject to the terms and conditions of this Agreement, the Lender establishes in favour of the Borrower a non-revolving term loan facility in an amount up to $30,000,000.

2.02	Purpose of Credit Facility

Advances under the Credit Facility shall only be used to provide interim financing for the following purposes:

(a)	up to the Canadian dollar equivalent of £5,000,000 to pay the non-refundable deposit under the UK Purchase Agreement due February 15, 2019;

(b)	for repayment of Auxly Facility including principal, accrued interest and fees, on the Closing Date;

(c)	up to £2,000,000 for the Bridge Boiler Loan; and

(d)	to fund working capital, operating costs and capital expenditures for the Canadian Operations.

2.03	Nature of the Credit Facility

The Credit Facility is a fixed rate non-revolving facility and, accordingly, no amounts repaid under the Credit Facility may be reborrowed and the limits of the Credit Facility will be automatically and permanently reduced by the amount of any such repayment so made. Any amount not borrowed by the Borrower on the initial Drawdown under the Credit Facility shall be cancelled and may not thereafter be borrowed by the Borrower.

2.04	Irrevocability

A Drawdown Notice given by the Borrower hereunder shall be irrevocable and shall oblige the Borrower to take the action contemplated on the date specified therein.

ARTICLE 3 - DISBURSEMENT CONDITIONS

3.01	Conditions Precedent to the Initial Advance

The obligations of the Lender under this Agreement are subject to and conditional upon the following conditions precedent being satisfied as of the date of the first Drawdown:

(a)	this Agreement and all other Loan Documents shall have been executed and delivered by all parties hereto;

(b)

duly executed copies of the Security Documents, including the Intercreditor Agreement in form and on terms satisfactory to the Lender, shall have been delivered to the Lender (along with certificates, if any, representing all shares or other securities pledged, together with related stock powers duly executed in blank or duly executed pledge endorsements, as applicable except to the extent that such certificates and stock powers have been delivered to and are held by ATB) and such financing statements or other registrations of the Security, or notice thereof, shall have been filed and/or registered, entered or recorded in all offices of public record necessary or desirable in the opinion of the Lender to preserve or protect the charges and security interests created thereby, in each case, that are required to be delivered on the Closing Date;

(c)	the Lender shall have received a Drawdown Notice;

(d)

the Lender shall have received certified copies of the Organizational Documents of each Obligor, the resolutions authorizing the execution, delivery and performance of each Obligor’s respective obligations under the Loan Documents to which they are a party and the transactions contemplated herein, and the incumbency of the officers and directors of the Obligors;

(e)	the Lender shall have received a solvency certificate, substantially in the form set forth in Schedule E from the chief financial officer of the Borrower;

(f)

the Lender shall have received a certified true copy of all Material Licences and licenses from any other applicable authority (or application made), for each of the Borrower or Guarantor’s facilities together with all amendments thereto and all material correspondence received from Governmental Authorities including any communications on non-compliance items;

(g)

the Lender shall have received a certified true copy of all Material Contracts, capital leases and agreements establishing credit facilities including the ATB Agreement, the FCC Agreement, the Royalty Agreement, the Share Purchase Promissory Note and all amendments to each of them and related documentation including intercreditor agreements;

(h)

the Lender shall have received a currently dated legal opinion from the Borrower’s Counsel along with the opinions of legal counsel reasonably satisfactory to Lender’s Counsel with respect to all Obligors with respect to, among other things, corporate matters, searches, security filings and enforceability of all Loan Documents, all in form and substance satisfactory to the Lender and Lender’s Counsel, and confirming that the Obligors are qualified to carry on their businesses in the jurisdictions in which their business is conducted and their activities will not contravene any Applicable Laws therein;

(i)

the Lender shall have received a legal opinion or other evidence satisfactory to the Lender that (i) the principal amount owing on the Share Purchase Promissory Note is not payable until after the Senior Lenders (as defined thereunder) have been repaid (including no repayment of principal thereunder prior to repayment in full of the Credit Facility) and (ii) the Lender will be a Senior Lender as defined in the Share Purchase Promissory Note;

(j)

the Debt under the Auxly Agreement shall have been repaid in full or the Lender shall have been irrevocably directed to deduct such amounts from the Advance under the Credit Facility, and the credit facilities under the Auxly Agreement shall be cancelled and all security released and discharged;

(k)	the Lender shall have received certificates of status, good standing or the local equivalent (if any), as applicable, in respect of each Obligor;

(l)

the Lender shall have received certified copies of all policies evidencing insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer), in form and substance reasonably satisfactory to the Lender, which include the Lender as loss payee and mortgagee under policy/ies covering physical loss or damage to the Property of the Obligors (which policy/ies shall be subject to a standard mortgage clause or lender loss payable clause as approved by the Insurance Bureau of Canada) and with the Lender as additional insured under liability insurance policies covering such Property (for clarity, excluding professional liability insurance, automobile liability insurance and workers compensation insurance) and with the property damage policies and liability policies (for clarity, excluding professional liability insurance, automobile liability insurance and workers compensation insurance) including a waiver of subrogation of the insurers’ rights of subrogation in favour of the Lender;

(m)

all fees payable to the Lender on the Closing Date and reasonable and documented out-of-pocket expenses (including legal fees) required to be paid on the Closing Date pursuant to this Agreement, in each case to the extent invoiced at least two Business Days prior to the Closing Date, shall have been paid, or the Lender shall have been irrevocably directed to deduct such amounts from the Advance under the Credit Facility;

(n)

the Lender shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), that has been reasonably requested by the Lender at least five (5) Business Days prior to the Closing Date;

(o)

the Lender shall have received a certified copy of the UK Purchase Agreement, any amendments or waivers thereto, and all material documentation relating to the UK Purchase Agreement together with evidence of the consent of ATB to the acquisition thereunder and any amendments or waivers to the UK Purchase Agreement shall be satisfactory to the Lender acting reasonably;

(p)	the representations and warranties in Section 8.01 shall be true and correct in all material respects and the Lender shall have received a certificate of an officer of the Borrower to that effect;

(q)	no Default or Event of Default shall have occurred and be continuing; and

(r)	the Lender shall have received a copy of the most recent compliance certificate and calculation of financial covenants delivered by the Borrower to ATB under the ATB Agreement.

provided that all documents delivered pursuant to this Section 3.01 shall be in full force and effect and in form and substance satisfactory to the Lender acting reasonably.

3.02	Waiver

The conditions set forth in Section 3.01 are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part (with or without terms or conditions), in respect of any Drawdown without prejudicing the right of the Lender at any time to assert such conditions in respect of any subsequent Drawdown.

ARTICLE 4 - EVIDENCE OF DRAWDOWNS

4.01	Account of Record

The Lender shall open and maintain books of account evidencing all Advances and all other amounts owing by the Borrower to the Lender hereunder. The Lender shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. Absent manifest error, the information entered in the foregoing accounts shall constitute prima facie evidence of the obligations of the Borrower to the Lender hereunder with respect to all Advances and all other amounts owing by the Borrower to the Lender hereunder. After a request by the Borrower, the Lender shall promptly advise the Borrower of such entries made in the Lender’s books of account.

ARTICLE 5 - PAYMENTS OF INTEREST

5.01	Interest on Advances

The Borrower shall pay interest, at the Interest Rate, on the Advance on the Maturity Date for the period from and including the Drawdown Date to and including the Maturity Date. Interest shall be calculated on the principal amount of the Advance outstanding during such period on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be.

5.02	No Set-Off, Deduction etc.

Except with respect to Taxes (which are governed by Section 13.01(4)), all payments (whether interest or otherwise) to be made by the Borrower or any other party pursuant to this Agreement are to be made in freely transferable, immediately available funds and without set-off or deduction of any kind whatsoever (whether for deemed re-investment or otherwise) except to the extent required by Applicable Law, and if any such set-off or deduction is so required and is made, the Borrower or any other party will, as a separate and independent obligation to the Lender, be obligated to immediately pay to the Lender all such additional amounts as may be required to fully indemnify and save harmless the Lender from such set-off or deduction and will result in the effective receipt by the Lender of all the amounts otherwise payable to it in accordance with the terms of this Agreement.

5.03	Lender’s Fees

The Borrower shall pay to the Lender such fees in such amounts, and on the terms and conditions, set out in any fee letter between the Borrower and the Lender, as such letter may be amended, supplemented or replaced from time to time, or as otherwise agreed to in writing from time to time by the Lender (or any of its Affiliates) and the Borrower. For greater certainty, each such fee letter and all such written arrangements between the Lender and the Borrower relating to the payment of fees in respect to this Agreement shall constitute Loan Documents, shall survive the execution of this Agreement and shall in all respects remain operative and binding on the Borrower.

5.04	Overdue Principal and Interest

(1) If all or part of any Advance shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (as well after as before judgment), payable on demand, at a rate per annum equal to the Default Rate from the date of such non-payment until paid in full.

(2) If all or part of any interest in respect of any Advance shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), such overdue interest shall, to the extent permitted by law, bear interest (as well after as before judgment), payable on demand, at a rate per annum equal to the Interest Rate from the date of such non-payment until paid in full.

5.05	Interest on Other Amounts

If any amount owed by the Borrower to the Lender under any of the Loan Documents is not paid when due and payable, and there is no other provision in any Loan Document specifying the interest payable on such overdue amount, such overdue amount shall bear interest (as well after as before judgment), payable on demand at a rate per annum equal at all times to the Default Rate, from the date of non-payment until paid in full.

ARTICLE 6 - REPAYMENT

6.01	Mandatory Repayment of Principal

(1) Subject to the terms hereof, the Borrower shall repay all Obligations that it owes in connection with the Credit Facility, including the outstanding principal amount of all Advances thereunder together with all accrued interest, fees and other amounts then unpaid by it with respect to such Advances in full on the Maturity Date, and the Credit Facility shall be automatically terminated on the Maturity Date.

6.02	Voluntary Repayments and Reductions

(1) Subject to the Lender receiving a Repayment Notice which shall be given not less than three (3) Business Days prior to the proposed repayment date, the Borrower may, from time to time, repay Advances outstanding under the Credit Facility without premium, penalty or bonus provided that each such repayment shall be in a minimum aggregate amount of $100,000 and in whole multiples of $10,000.

(2) All repayments of the Credit Facility may not be reborrowed. Each such repayment shall permanently reduce the Credit Facility by the amount of such repayments.

6.03	Mandatory Prepayments from Issuances of Equity Interests or Debt

(1) If the Borrower receives Net Proceeds from the issue of Pre-IPO Private Placement Security, or from the issue of any other Equity Interests or Debt Securities, then such Net Proceeds shall be paid by the Borrower to the Lender in permanent repayment of outstanding Obligations under the Credit Facility, within one (1) Business Day after the closing of the transaction under which issue of Equity Interests or Debt Securities occurs, other than the following Net Proceeds:

(a)	proceeds from the exercise of the Sundial April Warrants;

(b)	advances of undrawn amounts under the ATB Agreement provided that the aggregate principal amount outstanding thereunder after giving effect to such advances shall not exceed $49,000,000; and

(c)

proceeds of up to $5,000,000 from the issue of any Equity Interests, other than the Pre-IPO Private Placement Security, including pursuant to the CEO Transaction, which proceeds are used (i) to fund the Canadian Operations, (ii) to fund the Bridge Farms Boiler Loan, and (iii) to fund, in an aggregate amount not exceeding $500,000, business activities of the Borrower and its Subsidiaries other than the Canadian Operations.

(2) Each repayment of the Credit Facility under this Section 6.03 shall permanently reduce the Credit Facility by the amounts of such repayments and may not be reborrowed.

ARTICLE 7 - PLACE AND APPLICATION OF PAYMENTS

7.01	Place of Payment of Principal, Interest and Fees

(1) The Borrower undertakes at all times when any Advance is outstanding or any other amount is owed by it under any Loan Document to maintain at the Lender’s Payment Branch an account in Cdn. Dollars, which the Lender shall be entitled to debit with such amounts as are from time to time required to be paid by the Borrower under the Loan Documents, as and when such amounts are due. Without in any way limiting the rights of the Lender pursuant to the foregoing, unless otherwise specifically agreed between the Borrower and the Lender, the Borrower hereby directs the Lender to debit the aforesaid accounts with such amounts as are from time to time required to be paid by the Borrower pursuant to this Agreement.

(2) All payments by the Borrower under any Loan Document, unless otherwise expressly provided in such Loan Document, shall be made to the Lender at the Lender’s Payment Branch, or at such other location as may be agreed upon by the Lender and the Borrower not later than 12:00 noon (Toronto time) for value on the date when due, and shall be made in immediately available funds without set-off or counterclaim.

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES

8.01	Representations and Warranties

The Borrower represents and warrants to the Lender and to the Lender and acknowledges and confirms that the Lender is relying upon such representations and warranties:

(1) Existence and Qualification. Each Obligor: (a) has been duly incorporated, established, formed, amalgamated, merged or continued, as the case may be, and is validly subsisting and in good standing as a corporation, company, limited partnership or partnership, under the laws of its jurisdiction of formation, amalgamation, merger or continuance, as the case may be (or in the case of Obligors which are not corporations or companies, has been duly created or established as a partnership or other applicable entity and validly exists under and is in good standing under the laws of the jurisdiction in which it has been created or established); (a) is duly qualified to carry on its business in each jurisdiction in which it carries on business; and (c) has all required Material Licences.

(2) Power and Authority. Each Obligor has the corporate, company or partnership power and authority, as the case may be: (a) to enter into, and to exercise its rights and perform its obligations under, the Loan Documents to which it is a party and all other instruments and agreements delivered by it pursuant to any of the Loan Documents; (b) to have implemented and completed and to enter into, and to exercise, its rights and perform its obligations under all instruments and agreements delivered by it in connection with the UK Acquisition; and (c) to own its Property and carry on its business as currently conducted and as currently proposed to be conducted by it.

(3) Execution, Delivery, Performance and Enforceability of Documents. The execution, delivery and performance of each of the Loan Documents to which any Obligor is a party, and every other instrument or agreement delivered by an Obligor pursuant to any Loan Document, has been duly authorized by all corporate, company or partnership actions required, and each of such documents has been duly executed and delivered by it. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

(4) Loan Documents Comply with Applicable Laws, Organizational Documents, Contractual Obligations and Material Licences. None of the execution or delivery of, the consummation of the transactions contemplated in, or the compliance with the terms, conditions and provisions of any of, the Loan Documents or any of the agreements or documents delivered in connection with the UK Acquisition by any Obligor party thereto conflicts with or will conflict with, or results or will result in any breach of, or constitutes a default under or contravention of, (a) any Requirement of Law where such breach, default or contravention could reasonably be expected to have a Material Adverse Effect, (b) such Obligor’s Organizational Documents, (c) any Material Contract or Material Licence, or (d) results or will result in the creation or imposition of any Encumbrance upon any of its Property, except for Permitted Encumbrances.

(5) Consent Respecting Loan Documents. Each Obligor has obtained, made or taken all consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required (including from any Governmental Authority), (except for registrations or filings which may be required in respect of the Security Documents) to enable it to execute and deliver each of the Loan Documents to which it is a party and to consummate the transactions contemplated in the Loan Documents.

(6) Security Documents. (a) The Security Documents to be delivered on the Closing Date create valid and enforceable Encumbrances upon the Collateral described therein in favour of the Lender on the terms set out therein, subject only to the terms of this Agreement, the Intercreditor Agreement and to Permitted Encumbrances; and (b) the Security Documents to be delivered on the Closing Date have been registered, filed or recorded in all places where registration, filing or recording is necessary or desirable to perfect and protect the charges and security interests created therein.

(7) Approvals, Licences and Authorizations. Each Obligor has all licences, permits, concessions, certificates, registrations, franchises and other authorizations and approvals of all Governmental Authorities that are required or necessary for the Obligors to carry on the Business, except where the failure to have same would not reasonably be expected to have a Material Adverse Effect. Each Material Licence is valid, subsisting and in good standing and the Obligors are not in default or breach (except for immaterial breaches that do not allow for a right of termination of such licence) of any Material Licence and, to the knowledge of a Responsible Officer of the Borrower, no proceeding is pending or has been threatened in writing by the applicable Government Authority to revoke or limit any Material Licence.

(8) Taxes. Each Obligor has duly and timely filed all material tax returns required to be filed by it and has paid or made adequate provision for the payment of all material Taxes levied on its Property or income which are showing therein as due and payable, including interest and penalties, or has accrued such amounts in its financial statements for the payment of such Taxes except for Taxes which are not delinquent or if delinquent are being contested, and, except as disclosed to the Lender in writing there is no material action, suit, proceeding, investigation, audit or claim now pending, or to its knowledge, threatened by any Governmental Authority regarding any Taxes.

(9) Judgments, Etc. As of the Closing Date, no Obligor is subject to any material judgment, order, writ, injunction, decree or award or any restriction, rule or regulation which has not been stayed or of which enforcement has not been suspended or which prohibits or delays the completion of the UK Acquisition.

(10) Absence of Litigation. As of the Closing Date, there are no actions, suits or proceedings pending or judgments existing or, to the best of the knowledge of a Responsible Officer of the Borrower, threatened against or affecting any Obligor or its properties which could reasonably be expected to be determined adversely to any Obligor and, if so determined, to result in a Material Adverse Effect. All actions, suits or proceeds pending or unsatisfied judgments existing as of the Closing Date that could reasonably be expected to result in a potential liability to any Obligor in excess of $250,000 are set forth in Schedule 8.01(10) attached hereto.

(11) Title to Assets. As of the Closing Date, each Obligor has good title to its assets, free and clear of Encumbrances except Permitted Encumbrances and no Person has any agreement or right to acquire an interest in a material portion of such assets other than in the ordinary course of its business.

(12) Description of Real Property. Schedule 8.01(12) contains a description as of the Closing Date of (a) all real property owned by each Obligor (including municipal addresses, which municipal addresses are included for reference only), legal description (to the extent available), the name of the Obligor that owns such property), and (b) all real property leased by each Obligor (including municipal addresses (which municipal addresses are included for reference only), the name of the Obligor that leases such property and the name of the landlord).

(13) Insurance. As of the Closing Date, each Obligor or the Borrower on behalf of itself and all other Obligor maintains insurance which is in full force and effect with responsible and reputable insurance companies or associations in such amounts and covering such risks as would be prudent for companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and its Subsidiaries operate and including crop insurance and export insurance. Schedule 8.01(13) lists all existing insurance policies maintained by the Obligors as of the Closing Date

(14) Labour Relations. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the Closing Date, (a) no Obligor is aware that it is engaged in any unfair labour practice and there is no unfair labour practice complaint or complaint of employment discrimination pending against any Obligor or to the knowledge of a Responsible Officer of any Obligor, threatened against any Obligor, before any Governmental Authority; (b) no material grievance or arbitration arising out of or under any collective bargaining agreement is pending against any Obligor or to the knowledge of a Responsible Officer of any Obligor, threatened against any Obligor; and (c) no strike, significant labour dispute, slowdown or material work stoppage which in the opinion of management or to the knowledge of a Responsible Officer of any Obligor, threatened against any Obligor.

(15) Compliance with Laws and Material Licences. Each Obligor is in compliance with Applicable Laws, Applicable Orders and Material Licences, except in each case to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(16) No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

(17) Corporate Structure. The corporate structure of the Borrower and its Subsidiaries is, as at the Closing Date and after giving effect to the UK Acquisition, as set out in Schedule 8.01(17) and sets forth a complete and accurate corporate chart and list of all Obligors, showing as of the date hereof, (as to each such Obligor) the jurisdiction of its incorporation or organization, the number of outstanding shares of each class of Equity Interests thereof, the owner of such Equity Interests, the location of its corporate records and its registered and chief executive offices, the provinces/states where it conducts business and the location of any of its places of business and tangible property (if different).

(18) Jurisdictions. Schedule 8.01(18) identifies in respect of the Borrower and each of its Subsidiaries as of the Closing Date, the jurisdiction of incorporation or formation, the full address (including postal code) of any Obligor’s chief executive office and all places of business and, if different, the address at which the books and records of any Obligor are located, the address at which senior management of any Obligor are located and conduct their deliberations and make their decisions with respect to the business of any Obligor and the address from which the invoices and accounts of any Obligor are issued.

(19) Intellectual Property. As of the Closing Date, each Obligor has rights sufficient for it to use all the Intellectual Property reasonably necessary for the conduct of its business, as currently conducted, except for Intellectual Property the absence of which could not reasonably be expected to have a Material Adverse Effect. All material patents, trade-marks, copyrights or industrial designs which have been either registered and such registration is not abandoned or expired or in respect of which a pending registration application has been filed by any Obligor with the Canadian Intellectual Property Office, the United States Patent and Trademark Office, the United States Copyright Office and any other Governmental Authority, as at the Closing Date, are listed on Schedule 8.01(19). As of the Closing Date, no Obligor has received any notice of any claim of infringement or similar claim or proceeding relating to any of its Intellectual Property which, if determined against such Obligor, could reasonably be expected to have a Material Adverse Effect.

(20) Material Contracts. No Obligor, or to the knowledge of a Responsible Officer of the Borrower, any other party to any Material Contract, is in material default with respect thereto.

(21) Financial Information. All of the quarterly and annual financial statements which have been furnished to the Lender, or any of them, in connection with this Agreement are complete in all material respects and such financial statements fairly present in all material respects the results of operations and consolidated financial position of the Borrower, as of the dates referred to therein and have been prepared in accordance with GAAP (except that such quarterly financial statements do not include notes and the year-end adjustments that are reflected in the corresponding audit annual financial statements). All other material financial information (including, without limitation, budgets, projections, and EBITDA calculations but excluding information of a general economic or industry-specific nature) provided to the Lender by or on behalf of the Borrower have been prepared in good faith and are based on assumptions and expectations that the Borrower believed to be reasonable at the time so prepared; provided, however, that the Lender acknowledges that there is no assurance that actual results will correspond to any financial projections or forecasts (it being acknowledged by the Lender that the projections are not guarantees of future performance and actual results may vary materially from such projections).

(22) No Material Adverse Effect. Since the date of the Borrower’s most recent annual audited financial statements provided to the Lender pursuant to this Agreement, there has been no condition (financial or otherwise), event or change in its business, liabilities, operations, results of operations or assets which constitutes or has, or could reasonably be expected to constitute, or cause, a Material Adverse Effect.

(23) Environmental. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the Closing Date: (a) no Obligor is subject to any civil or criminal proceeding or investigation relating to Requirements of Environmental Law and no Obligor is aware of any threatened proceeding or investigation involving any Obligor relating to Requirements of Environmental Laws that could reasonably be expected to have a Material Adverse Effect; (b) each Obligor has all permits, licences, registrations and other authorizations required by the Requirements of Environmental Laws for the operation of its business and the properties which it owns, leases or otherwise occupies except for those permits, licences, registrations and other authorizations the failure to have would not reasonably be expected to have a Material Adverse Effect; (c) each Obligor operates its business and its properties (whether owned, leased or otherwise occupied) in compliance with all applicable Requirements of Environmental Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (d) except as disclosed in Schedule 8.01(23), to the knowledge of a Responsible Officer of the Borrower, as of the Closing Date, none of the Obligors has caused or permitted a release of Hazardous Materials at, on or under any property owned or leased by any Obligor, except for any release that would not reasonably be expected to have a Material Adverse Effect; and (e) to the knowledge of a Responsible Officer of the Borrower as of the Closing Date and other than as disclosed in Schedule 8.01(23), no real property or groundwater in, on or under any property owned or leased by any Obligor is contaminated by any Hazardous Material, in each case, that could reasonably be expected to have a Material Adverse Effect.

(24) Pension Plans. No Obligor maintains, administers, contributes to or has any liability in respect of a Defined Benefit Pension Plan or any other Pension Plan.

(25) Solvency. Immediately after giving effect to the UK Acquisition, and before and after giving effect to each Advance, the Obligors, on a consolidated basis, are Solvent. No transfer of property has been or will be made by any Obligor and no obligation has been or will be incurred by any Obligor in connection with the transactions contemplated by this Agreement or the other Loan Documents, with the intent to prefer, hinder, delay, or defraud either present or future creditors of any Obligor.

(26) Debt. As of the Closing Date, there exists no Debt of any Obligor that is not Permitted Debt other than Debt under the Auxly Facility to be repaid on the Closing Date.

(27) Non-Arm’s Length Transaction. All agreements, arrangements or transactions between any Obligor on the one hand, and any Affiliate of or other Person not dealing at Arm’s Length with such Obligor (other than another Obligor and other than ordinary course arrangements with any employee, management or director of any Obligor and fees contemplated by the definition of “Permitted Distributions”), on the other hand, in existence as of the Closing Date are set forth on Schedule8.01(27).

(28) Anti-Corruption Laws. No part of the proceeds of the Advances shall be used, directly or indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (i) influencing any act or decision of such Foreign Official in his official capacity, (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (b) to violate the Corruption of Foreign Public Officials Act (Canada); or (c) to violate or to cause the Lender to violate any other anti-corruption law applicable to the Lender (all laws referred to in clauses (b) and (c) being “Anti-Corruption Laws”).

(29) Sanctions Laws. No Obligor and to the knowledge of a Responsible Officer of the Borrower, no Affiliate of an Obligor acting or benefiting in any direct capacity in connection with the Advances is any of the following (a “Restricted Person”): (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (b) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign Governmental Authority; (c) a Person that is owned 50 percent or more by any Person described in Section 8.01(29)(b); or (d) any other Person with which any Obligor is prohibited from dealing under any Sanctions laws applicable to such Obligor. Further, none of the proceeds from the Advances shall be used to finance or facilitate, directly or indirectly, any transaction with, investment in, or any dealing for the benefit of, any Restricted Person or in violation of any Sanctions.

(30) Anti-Money Laundering Laws. The business and operations of the Borrower and each of its Subsidiaries is in compliance, in all material respects, with the applicable provisions of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other anti-money laundering, anti-terrorist financing, and government sanction laws, regulations and guidelines applicable to the Borrower and each of its Subsidiaries, whether within Canada or elsewhere and no part of the proceeds of the Advances shall be used, directly or indirectly by the Borrower or any Subsidiary in contravention of any such laws, regulations and guidelines.

(31) Jurisdictions of Business. No Obligor carries on any business in any jurisdiction other than a Qualified Jurisdiction.

(32) Compliance with Cannabis Laws. Each Obligor is in compliance with all Cannabis Laws applicable to it and its Business, except where any failure to do so is capable of being remedied, and is being diligently remedied, within the time periods permitted by the applicable Governmental Authority and specifically, but without limitation, none of (i) the purchase from any Obligor, or import from Canada, of cannabis by a person resident (or otherwise located) in a Qualified Jurisdiction; or (ii) the sale to a Person resident (or otherwise located) in a Qualified Jurisdiction, or export to such Qualified Jurisdiction, of cannabis by any Obligor, will violate or result in a breach of any applicable Cannabis Laws.

(33) Business Authorizations.

(a)	All Business Authorizations:

(i)	have been duly obtained, taken, given or made;

(ii)	are valid and in full force and effect; and

(iii)

are free from conditions or requirements that have not been met or complied with where the failure to so satisfy may allow for the material modification or revocation thereof, except where such failure would be capable of being remedied within the time period typically permitted by the applicable Governmental Authority;

(b)	each Obligor is in compliance in all material respects with all Business Authorizations held by, or in favour of, such Obligor;

(c)

no Obligor has received any notice from any Governmental Authority regarding any actual or alleged violation of, or any failure on the part of such Obligor to comply with, any term or requirement of any Business Authorization that has not been remedied and is not capable of being remedied;

(d)

no Obligor has received any written notice from any Governmental Authority of any revocation or intention to revoke any interest of any Obligor in any Business Authorization that not been remedied and is not capable of being remedied;

(e)

no Obligor knows of any reason why any Business Authorization should be suspended, cancelled or revoked or of any factor that might in any way prejudice the continuation or renewal of any Business Authorization; and

(f)

all taxes, assessments, maintenance fees and other amounts required to maintain the Business Authorizations have been paid in full, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(34) Borrower not Non-Resident of Canada: The Borrower is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

(35) No Omissions. The Borrower has not withheld from the Lender any material information relating to its financial condition or business which would reasonably be expected to be material to a prospective lender contemplating a loan of the size and nature contemplated in this Agreement. All factual information that has been made or will be made available to the Lender by the Borrower or on its behalf is, or will be, when furnished, complete and correct in all material respects and does not, or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement contained therein not materially misleading in light of the circumstances under which such statements are made.

(36) Capital Expenditures. The Borrower has made Capital Expenditures of not less than $114,000,000 on its properties and buildings.

(37) Financial Ratio. As at the Closing Date, the Working Capital Ratio is at least 1.15:1.00.

(38) Share Purchase Promissory Note. (i) The principal amount owing on the Share Purchase Promissory Note is not payable until after the Senior Lenders (as defined thereunder) have been repaid (including no repayment of principal thereunder prior to repayment in full of the Credit Facility), (ii) the Lender will be a Senior Lender as defined in the Share Purchase Promissory Note, and (iii) interest is payable on the principal amount owing on the Share Purchase Promissory Note at the rate of 1% per month.

(39) Compliance with ATB Agreement. As at the Closing Date, there is no default or event of default under the ATB Agreement and the Borrower is in compliance with the financial covenants under the ATB Agreement.

8.02	Survival and Repetition of Representations and Warranties

The representations and warranties set out in Section 8.01 will be deemed to be repeated by the Borrower as of the date of each request for new Advance by the Borrower (and for certainty such representations shall be made with respect to the date specified in such representation) except to the extent that on or prior to such date: (a) the Borrower has advised the Lender in writing of a variation in any such representation or warranty; and (b) if such variation in the opinion of the Lender, acting reasonably, is material to the Property, liabilities, affairs, business, operations, prospects or condition (financial or otherwise) of the Obligors considered as a whole or could have, or be reasonably likely to result in, a Material Adverse Effect, the Lender has approved such variation.

ARTICLE 9 - COVENANTS

9.01	Positive Covenants

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Lender, the Borrower shall and shall cause each other Obligor to:

(1) Timely Payment. Make payment of the Obligations required to be paid by it hereunder on the dates and times specified herein or under any other agreement between the Lender and the Borrower.

(2) Conduct of Business, Maintenance of Existence, Compliance with Laws.

(a)

Carry on and conduct its business and operations in a proper, efficient and businesslike manner, in accordance with good business practice; maintain and preserve all of its Property that is necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted, in accordance with prudent industry standards;

(b)

take all reasonable action to maintain all rights, title, privileges and franchises necessary or desirable in the normal conduct of its business (except where the failure to do so shall not reasonably be expected to have a Material Adverse Effect) and to comply in all material respects with all Material Contracts and Requirements of Law (except where the failure to do so shall not reasonably be expected to have a Material Adverse Effect) and all Material Licences;

(c)

maintain the employment of any person whose retention is required as a term of an Obligor’s license under the Cannabis Act (Canada) and the regulations promulgated thereunder including a control person, master grower, responsible person, head of security and quality assurance person;

(d)	maintain its valid existence as a corporation except as may otherwise be permitted pursuant to Section 9.04(2);

(e)

maintain all licenses and authorizations required from regulatory or governmental authorities or agencies to permit it to carry on its business, including, without limitation, the Material Licences and any other licenses, certificates, permits and consents for the purposes of conducting the Business, as well as for the purposes of protection of the environment;

(f)	maintain all of its property in good repair and working condition and carry on and continuously conduct its Business only in Qualifying Jurisdictions and in the normal course;

(g)

carry on its Business as currently being carried on by it on the date hereof and operate its Business in a reasonable manner, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect;

(h)	maintain and defend title to all of its property and assets, subject to the Permitted Encumbrances;

(i)	in the case of the Borrower, promptly procure a license to sell cannabis and, once obtained, will maintain such license;

(j)	promptly notify the Lender upon its request of:

(i)	any outstanding swap, hedging, interest rate, currency, foreign exchange or commodity contract or agreement;

(ii)	further environmental information regarding the Obligors; or

(iii)	the location of all leased property of any Obligor where the Business is carried out;

(k)	with respect to Business Authorizations:

(i)	deliver to the Lender a copy of each Business Authorization;

(ii)	the Borrower shall be and remain the sole legal and beneficial owner off all Business Authorizations;

(iii)	comply in all material respects with the terms and conditions of each Business Authorization and to do all material things required of a holder thereof by applicable laws; and

(iv)	timely pay all taxes, assessments, maintenance fees and other amounts required to be paid to maintain the Business Authorizations;

(l)	manage and operate its Business:

(i)	solely within a Qualified Jurisdiction;

(ii)	with production of cannabis in facilities properly licenced by the applicable governing body in a Qualified Jurisdiction, in accordance with all applicable laws; and

(iii)	with no storefront or retail operations unless and until it is lawful to do so and the Borrower is operating such operations in accordance with all Applicable Laws;

(m)

upon entering into any new Material Contract, provide all necessary assignments (as a second priority Encumbrance) and acknowledgments from the counterparties to each new Material Contract assigned by the Borrower, as deemed necessary by the Lender, acting reasonably, pursuant to an assignment agreement satisfactory to the Lender;

(n)

promptly notify the Lender in writing of any event which constitutes, or which with notice, lapse of time or both, would constitute a breach of any provision hereof or any Loan Document contemplated herein;

(o)	ensure the accuracy of all information delivered to Lender; and

(p)

ensure that each of the Loan Documents to which such Obligor is a party remains legal, valid, binding and enforceable and work with the Lender to ensure perfected security over such Obligor’s assets in any applicable jurisdiction (subject to applicable law affecting the rights of creditors generally and the rules of equity of general application), to the Lender’s satisfaction, acting in a commercially reasonable manner in the circumstances.

(3) Further Assurances. Provide the Lender with such other documents, opinions, consents, acknowledgements and agreements requested by the Lender, acting reasonably as are within its control and reasonably necessary to implement this Agreement or the other Loan Documents from time to time.

(4) Books and Records and Access to Information. Maintain all financial records in a manner sufficient to permit the preparation of consolidated financial statements in accordance with GAAP. The Borrower shall, and shall cause each Obligor to, permit any representatives designated by the Lender, upon reasonable prior notice and during normal business hours, but not more than once in any year so long as no Default has occurred and is continuing, to visit and inspect its

Property, to examine and make extracts from its financial books, accounts and records including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss its affairs, finances and condition with its officers and, following the occurrence and during the continuance of an Event of Default (in the presence of such of its representatives as it may designate), its auditors. Subject to applicable privacy legislation, confidentiality obligations in contracts and to such requirements in order to preserve solicitor-client privilege, the Borrower shall promptly provide the Lender with all information reasonably requested by the Lender from time to time concerning the financial condition, business and Property of the Borrower and the Obligors.

(5) Taxes. Pay or discharge or cause to be paid or discharged, before the same shall become delinquent all Taxes imposed upon it or upon its income or profits or in respect of its business or Property (other than Taxes, the amounts of which are immaterial and do not constitute an Encumbrance on an Obligor’s Property that ranks pari passu or prior to the Encumbrances granted in favour of the Lender) and file all tax returns and notices in respect thereof; provided, however, that it shall not be required to pay or discharge or to cause to be paid or discharged any such amount so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and an adequate reserve in accordance with GAAP has been established in its books and records.

(6) Use of Credit Facility. Use the proceeds of the Credit Facility as contemplated by Section 2.02.

(7) Issue of Pre-IPO Private Placement Security. Complete the issue of the Sundial Pre-IPO Private Placement Security prior to the Maturity Date, on market terms, in a principal amount sufficient to provide Net Proceeds in an amount not less than all amounts outstanding under the Credit Facility, including accrued and unpaid interest.

(8) Insurance. Maintain or cause to be maintained with reputable insurers, coverage of such types as is customary for and would be maintained by a corporation with an established reputation engaged in the same or similar business in similar locations (except where the failure to so maintain such insurance coverage would not reasonably be expected to have a Material Adverse Effect), including crop insurance and export insurance, and provide to the Lender, upon request and not more frequently than on an annual basis, evidence of such coverage. The Borrower shall, on an annual basis prior to the expiry or replacement of any insurance policy, at the Lender’s request, send copies of all renewed or replacement policies to the Lender. The Lender shall be indicated, as applicable, as additional insured and loss payee in respect of property insurance and additional insured in respect of liability insurance, and all property insurance policies shall contain such standard mortgage clauses as the Lender shall reasonably require for the Lender’s protection.

(9) Environmental Compliance. Operate its business in compliance in all respects with Requirements of Environmental Laws and operate all Property owned, leased or otherwise used by it such that no material obligation, including a clean-up or remedial obligation, will arise under any Requirements of Environmental Law, except, in each case, where failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower shall promptly notify the Lender upon: (a) learning of the existence of any Hazardous Material that could reasonably be expected to result in a liability generated or used by any Obligor or located on, above or below the surface of any land which it owns, leases, operates, occupies, uses or controls (except those being stored, used or otherwise handled in compliance with Requirements of Environmental Law), or contained in the soil, surface, water or groundwater on or beneath such land; (b) the occurrence of any release, spill, leak, emission, discharge, leaching, dumping or disposal of Hazardous Materials that has occurred on or from such land that could reasonably be expected to result in a liability; or (c) learning of the existence of any other breach or potential breach of the Requirements of Environmental Law, that in any case of the foregoing (a), (b) or (c) could reasonably be expected to result in a Material Adverse Effect.

(10) Additional Guarantors. Cause each direct or indirect Subsidiary formed or otherwise acquired after the Closing Date (including pursuant to an Acquisition), within sixty (60) days of the date of its formation or acquisition, as applicable, to have its Equity Interests pledged in favour of the Lender and to become a Guarantor and to deliver a guarantee guaranteeing the due payment and performance to the Lender of all present and future Obligations to the Lender or any one or more of them under the Loan Documents and all Security required by the Lender, acting reasonably, certificates, legal opinions and other related deliveries contemplated under Article 10 as if such Subsidiary had been a Guarantor at the Closing Date.

(11) Security. With respect to the Security:

(a)

provide to the Lender the Security required from time to time pursuant to Article 10 in accordance with the provisions of such Article, accompanied by customary supporting resolutions, certificates and opinions in form and substance satisfactory to the Lender, acting reasonably;

(b)

do, execute and deliver all such things, documents, security, agreements and assurances as may from time to time reasonably be requested by the Lender to ensure that the Lender holds at all times valid, enforceable, perfected first priority Encumbrances (subject only to Permitted Encumbrances) from the Obligors meeting the requirements of Article 10; and

(c)	use its commercially reasonable efforts to obtain consents to the assignment of receivables contemplated by Section 10.01(1)(e) at the written request of the Lender.

(12) Maintenance of Property. Generally keep the Property necessary in its business in good working order and condition, normal wear and tear excepted, and maintain all registered Intellectual Property necessary to carry on its business, except for the lapse or abandonment of such Intellectual Property, or rights therein, in the reasonable business judgment of the applicable Obligor, except, in each case, where the failure to do so shall not reasonably be expected to have a Material Adverse Effect.

(13) Pension Plans. Maintain any Pension Plan in compliance with Applicable Laws in all material respects.

(14) Know Your Customer. Provide, and cause its Affiliates to provide, such documentation as reasonably requested by the Lender in order to assist the Lender to comply with AML Legislation, and maintain and update information as reasonably requested by the Lender to satisfy related obligations, as they may change from time to time.

9.02	Financial Covenant

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Lender:

(a)	Working Capital Ratio. The Borrower will ensure that the Working Capital Ratio, on a consolidated basis, at all times, is not less than:

(i)	for the period from the Closing Date to April 1, 2019: 1.15:1.00; and

(ii)	on and after April 1, 2019: 1.25:1.00.

Compliance with the Working Capital Ratio will be maintained at all times and detailed in the monthly Compliance Certificate required to be delivered pursuant to Section 9.03(3)(b).

9.03	Reporting Requirements

The Borrower shall furnish to the Lender:

(1) Annual Reports. As soon as available and in any event within ninety (90) days after the end of each of the Borrower’s Fiscal Years, cause to be prepared and delivered to the Lender: (a) the annual audited consolidated financial statements of the Obligors including, in each case and without limitation, balance sheet, statement of income and statement of cash flows for such Fiscal Year, commencing with the year ended December 31, 2018, prepared in accordance with GAAP and all reported on by the Auditor without a going concern qualification or exception as to the scope of the such audit (other than any exception, qualification or paragraph that is expressly solely with respect to, or expressly resulting from (i) an upcoming maturity of any Debt occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy any financial maintenance covenant); (b) a comparison of the consolidated financial results to the previous Fiscal Year; and (c) a management discussion and analysis with respect to such consolidated financial results.

(2) Quarterly Reports. As soon as available and in any event within sixty (60) days of the end of each Fiscal Quarter (including the fourth Fiscal Quarter), cause to be prepared and delivered to the Lender as at the end of such Fiscal Quarter unaudited financial statements of the Obligors prepared on a consolidated basis including, in each case and without limitation, balance sheet, statement of income, statement of cash flows, which shall be prepared in accordance with GAAP (subject to usual year-end adjustments and the absence of full note and deferred tax disclosure) together with a comparison of such consolidated financial results to the same period in the previous Fiscal Year and together with management discussion and analysis with respect to such consolidated financial results.

(3) Compliance Certificates.

(a)

Together with the financial statements referred to in Sections 9.03(1) and 9.03(2), provide the Lender with a Compliance Certificate, which shall set forth set forth the calculations of the financial covenants in Section 9.02 hereof.

(b)

Monthly, within five (5) Business Days after the end of each calendar month, a certificate of a Responsible Office confirming that the representations set forth in Sections 8.01(15), 8.01(31), 8.01(32) and 8.01(33) are true and correct and which shall set forth the calculations of the financial covenants in Section 9.02 hereof.

(4) Notices regarding Governmental Authorities and Material Licences.

(a)

Copies of all material correspondence and notices received by the Borrower or any other Obligor from any Governmental Authority or stock exchange with respect to the licenses and permits required to conduct the Borrower and the Guarantors’ businesses, or any regulatory or other investigations into the Borrower and the Guarantors’ cannabis business practices promptly upon receipt (and in any event within two (2) Business Days);

(b)

Notice, promptly upon receipt (and in any event within two (2) Business Days), of any rejection notice for new or renewal security clearance application for each director and officer of the Borrower and each Guarantor per the Access to Cannabis for Medical Purposes Regulations or subsequent Cannabis Act regulations;

(c)

Notice, promptly upon receipt (and in any event within two (2) Business Days), of: (i) the results of any facility audit by any Governmental Authority; and (ii) any warning document, letter or notice from any Governmental Authority that would reasonably be expected to have a negative or material impact on any license for cannabis held by the Borrower or any other Obligor, together with the Borrower’s or other Obligor’s action plan with respect thereto;

(d)

Notice, promptly upon receipt (and in any event within two (2) Business Days), of any amendments to any Governmental Authority license (Health Canada or other authorities) held by the Borrower or a Guarantor.

(5) Notice of Litigation. As soon as reasonably practicable, after a Responsible Officer or Key Employee of the Borrower obtains knowledge, notifies the Lender on becoming aware of the occurrence of any litigation, dispute, arbitration, proceeding or other circumstance, the result of which would reasonably be expected to result in: (a) judgments or awards against it in excess of $250,000 individually or $500,000 in the aggregate; or (b) a Material Adverse Effect, and from time to time, provide the Lender with all reasonable information requested by the Lender concerning the status of any such proceeding.

(6) Other Notices. As soon as reasonably practicable, after a Responsible Officer of the Borrower obtains knowledge, give notice to the Lender:

(a)

any damage to or destruction of any property, real or personal, of any Obligor having a replacement cost in excess of $250,000 or any insurance claims against any Obligor or any Obligor’s assets or properties;

(b)

any threatened or pending litigation or governmental, regulatory or arbitration proceeding or labour controversy or fine, penalty or other similar monetary obligation against or imposed upon the Borrower or any Subsidiary or any of their Property which could reasonably be expected to be determined adversely to the applicable Obligor and which, if so determined, could reasonably be expected to have a Material Adverse Effect;

(c)	the occurrence of any Pension Event that, individually or together with all other Pension Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(d)

the discovery of any contaminant or any spill, discharge or release of a contaminant into the environment from or upon any property of a Obligor which would reasonably be expected to result in a Material Adverse Effect;

(e)	any event which constitutes, or which with notice, lapse of time or both, would constitute a breach of any Material Contract;

(f)	any Encumbrance other than a Permitted Encumbrance;

(g)	the occurrence of any Default or Event of Default;

(h)	any change to the material terms, coverage or amounts of any insurance;

(i)	any other matter, circumstance or event that has had or would reasonably be expected to have a Material Adverse Effect;

(j)	any Change of Control or any changes in Borrower’s organizational chart; and

(k)	such other reports and financial and business information as the Lender may reasonably request.

9.04	Negative Covenants

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Lender, the Borrower shall not and shall ensure that each Obligor shall not:

(1) Disposition of Property. Except for Permitted Dispositions, Dispose of, in one transaction or a series of transactions, all or any part of its Property, whether now owned or hereafter acquired, or enter into any Sale and Lease-Back Transaction.

(2) No Consolidation, Amalgamation, etc. Consolidate, amalgamate or merge with any other Person, export a corporation into a jurisdiction outside of Canada, enter into any corporate reorganization or other transaction intended to liquidate, wind-up or dissolve itself, or permit any liquidation, winding-up or dissolution (not otherwise constituting an Event of Default) unless prior written approval has been received from the Lender and such customary documentation as is required by Lender’s Counsel, acting reasonably, is delivered concurrently with such transaction. Notwithstanding the foregoing, an Obligor may consolidate, amalgamate or merge with another Obligor, liquidate, wind-up or dissolve itself into another Obligor as long as, to the extent that the Borrower is involved, the Borrower is the surviving entity and remains an entity constituted under the laws of Canada or a Province or Territory thereof. For greater certainty, nothing in this Agreement prohibits, or shall be deemed to prohibit, an Obligor from completing a Qualified IPO.

(3) No Change of Name. Change its name, adopt a French form of name or change its jurisdiction of incorporation or formation, its chief executive office, principal place of business or location at which it keeps records in respect of accounts receivable, in each case without providing the Lender with five (5) days’ prior written notice thereof (or such shorter time period in the Lender’s discretion) (or such shorter period of time as the Lender may agree).

(4) No Debt. Create, incur, assume or permit any Debt to remain outstanding, other than Permitted Debt and Debt, the Net Proceeds of which are used to repay and permanently cancel the Credit Facility.

(5) No Amendment of Debt Agreements. Amend, modify or terminate the ATB Agreement, the FCC Agreement, the Royalty Agreement or the Share Purchase Promissory Note, other than amendments to extend the maturity date or reduce pricing thereof.

(6) No Amendment of AGLC Supply Agreement or other Material Contracts. Amend or terminate the AGLC Supply Agreement or any other Material Agreement for the purchase of cannabis from the Obligors without the express written consent of the Lender, other than: (A) any amendments or modifications to cure any defective provisions contained therein or to permit other minor deviations from the terms thereof or required to comply with applicable laws; and (B) those amendments, modifications, waivers or claims that are immaterial and would not prejudice the interests of the Lender (as determined by the Lender), so long as a copy of any such amendment, modification or waiver is delivered to the Lender not less than ten (10) Business Days prior to the execution thereof.

(7) No Investments. Make any Investments except, and provided that no Default or Event of Default has occurred and is continuing: (a) Investments permitted in accordance with the provisions of Sections 9.04(10) and 9.04(14); (b) Permitted Intercompany Debt; and (c) Investments in Obligors.

(8) No Distributions. Make any Distribution except Permitted Distributions, and, to the extent it is a Distribution, the CEO Transaction.

(9) No Encumbrances. Create, incur, assume or permit to exist any Encumbrance upon any of its Property except Permitted Encumbrances.

(10) No Acquisitions. Make any Acquisitions other than the UK Acquisition or make any payments or advances under the UK Purchase Agreement other than deposits required to be made in the amount of £5,000,000 on or about February 15, 2019 and £2,500,000 on or about April 15, 2019.

(11) No Capital Expenditures. Make any capital expenditures other than capital expenditures satisfied out of the undrawn committed amount under the ATB Agreement (prior to exercise of any option to increase the committed amount of such facility), amounts available under the Credit Facility for capital expenditures in accordance with Section 2.02(d), cash on hand (excluding any restricted cash required to be maintained in a cash collateral account pursuant to the terms of the ATB Agreement or any other restricted cash) and cash generated from operations after payment of all scheduled interest, principal and fees on Debt, taxes and operating expenses to the extent permitted by Section 9.04(18).

(12) No Change to Year End. Make any change to its Fiscal Year provided it may change its fiscal year end to December 31.

(13) No Change to Business; Conduct of Business. Carry on any business other than the Business. Carry on the Business in the United States of America or any jurisdiction other than in Qualified Jurisdictions and, in particular, without limitation, Obligors will not have any operations, sales or investments in the United States of America. In particular, the Borrower shall manage and operate, and cause each other Obligor to manage and operate, its business:

(a)

solely within Qualified Jurisdictions provided that it provides the Lender with copies the applicable federal licensing documentation prior to possessing or selling any cannabis or related product in the applicable Qualified Jurisdiction, together with a satisfactory legal opinion from the Borrower’s counsel confirming the ability of the Borrower to do so, provided that the Borrower or any other Obligor, may export cannabis to a Qualified Jurisdiction where the Lender has been previously provided with the applicable import and export permits; and

(b)	with respect to the cultivation, the production and processing of cannabis and cannabis related products solely in facilities licensed by Governmental Authorities in a Qualified Jurisdiction.

(14) No Share Issuance. Other than the issue of Equity Interests by the Borrower (including pursuant to a Qualified IPO or the Pre-IPO Private Placement Security), issue any Equity Interests unless the Person to whom such Equity Interests are issued is another Obligor and then only if the additional Equity Interests so issued are concurrently and validly pledged to the Lender under the Security and all resolutions (corporate, shareholder or otherwise) required by the Lender, acting reasonably, in connection therewith are delivered to the Lender.

(15) Amendments to Organizational Documents. Subject to Section 9.04(2) and Section 9.04(3) amend any of its Organizational Documents in a manner that would restrict its ability to borrow money, provide a guarantee or grant security over its Property.

(16) Non-Arm’s Length Transaction. Effect any transaction with any Person (other than an Obligor) not dealing at Arm’s Length with the transacting Obligor except a transaction conducted in the ordinary course of business and on terms and conditions not less favourable than could be obtained on an Arm’s Length basis and the Royalty Agreement and the Share Purchase Documents.

(17) No Financial Assistance. Provide any Financial Assistance to any Person, including, for certainty and without limiting the generality of the foregoing, to any Affiliate or to Bridge Farms for the purchase of equipment, capital expenditures, working capital or any other purpose either prior to or after completion of the UK Acquisition other than Financial Assistance pursuant to the CEO Transaction, existing employee loans provided by the Borrower to certain of its employees not to exceed $535,000 in the aggregate pursuant to the terms of the employment agreement related thereto and the Bridge Farms Boiler Loan.

(18) Use of Funds from Operations. Not use funds from operations or the issue of Equity Interests for any purpose other than (i) to fund the Canadian Operations, (ii) to pay interest dues and to repay amounts due under the FCC Agreement and the ATB Agreement, (iii) to prepay or repay amounts outstanding under the Credit Facility, (iv) to fund the Bridge Farms Boiler Loan, (v) to make other Permitted Distributions, and (vi) to fund, in an aggregate amount not exceeding $500,000, business activities other than the Canadian Operations.

(19) Auditor. Change its Auditor unless any replacement is a nationally recognized accounting firm.

(20) Hedge Arrangements. Enter into any Hedge Arrangements except the Hedge Arrangements in place with ATB prior to the Closing Date and set out in Schedule 9.04(20).

(21) Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person. (a) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or otherwise violates any anti-terrorism law, anti-corruption law, anti-money laundering law or Sanctions; (b) cause or permit any of the funds that are used to repay the Obligations to be derived from any unlawful activity with the result that the Lender, the Lender or any Obligor would be in violation of any Applicable Law or Sanctions; or (c) use any part of the proceeds of the Advances, directly or indirectly, for any conduct that would violate any Sanctions or OFAC Sanctions Programs.

(22) Defined Benefit Pension Plans. None of the Obligors shall, without the consent of the Lender, such consent not to be unreasonably withheld or delayed, maintain, administer, contribute or have any liability in respect of any Defined Benefit Pension Plan.

ARTICLE 10 - SECURITY

10.01	Form of Security

(1) Security Delivered on the Closing Date. On the Closing Date, as continuing collateral security for the payment and satisfaction of all Obligations to the Lender, each of the Obligors shall deliver or cause to be delivered to the Lender the following Security, all of which shall be in form and substance satisfactory to the Lender, acting reasonably:

(a)

a first priority assignment of all Net Proceeds of the issue by any Obligor of the Pre-IPO Private Placement Security, any Equity Interests (other than an issue of Equity Interests to the Borrower by another Obligor, an issue of Equity Interests by the Borrower pursuant to the exercise of the Sundial April Warrants, or up to $5,000,000 in connection with any other issue of Equity Interests) or Debt Securities;

(b)

a general security agreement from the Borrower and each Guarantor in favour of the Lender constituting a second-priority Encumbrance (subject only to a first-priority Encumbrance in favour of ATB and any other Permitted Encumbrance) on all of its present and future Property including, in the case of the Borrower, all Equity Interests held by the Borrower in any of its Subsidiaries but excluding cannabis inventory (but including any receivables from the sale thereof);

(c)

collateral mortgage from the Borrower and each applicable Guarantor providing a second position security interest in favour of Lender over all real property located in Alberta and registered in the name of the Borrower or such Guarantor, subject to Permitted Encumbrances;

(d)	assignment of Material Contracts from the Borrower and each Guarantor providing a security interest in favour of Lender over all interests of the Borrower or such Guarantor in the Material Contracts;

(e)

assignment of receivables from the AGLC Supply Agreement and each other agreement for the sale by the Borrower or the Guarantors of cannabis, and, at the written request of the Lender, a consent to such assignment from each counterparty to each applicable Material Contract; provided that such consent may be delivered following the Closing Date in accordance with Section 9.01(11)(c);

(f)	unlimited joint and several guarantees and postponements of claim from each Guarantor;

(g)

evidence of insurance naming Lender as loss payee and additional insured, in such amounts and with such deductibles as are customary in the case of owners of businesses similar to the business currently carried on by the Borrower and each Guarantor, including but not limited to:

(i)	builders all risk insurance and adequate property, liability and business insurance; and

(ii)	crop insurance and export insurance.

No such insurance will be cancellable except with thirty (30) days’ prior written notice to the Lender and will otherwise be on terms and conditions and provided by insurers acceptable to the Lender. The Lender reserves the right to have any insurance reviewed by an independent insurance advisor at cost to Borrower;

(h)	such material intellectual property security and related registrations thereto, determined at the sole discretion of the Lender;

(i)

a blocked accounts agreement among the Borrower, ATB and BMO relating to deposits by the Borrower of Net Proceeds from the issue of Pre-IPO Private Placement Security or from the issue of any other Equity Interests or Debt Securities; and

(j)	the Intercreditor Agreement.

10.02	Additional Guarantors

Any Person that may, from time to time, become a Guarantor in accordance with this Agreement shall execute and deliver each of the applicable Security documents, as determined by the Lender, described in Sections 10.01(1) as though such Person had become a Guarantor at the time of consummation of the Acquisition.

10.03	After Acquired Property and Further Assurances

Each Obligor shall, from time to time, at the reasonable request of the Lender, execute and deliver all such further deeds or other instruments of conveyance, assignment, transfer, mortgage, pledge or charge in connection with any of its Property, whether now existing or acquired by any Obligor after the date hereof and intended to be subject to the security interests created hereby including any insurance thereon.

10.04	Application of Proceeds of Security

The Lender acknowledges that the Lender holds the Security to secure all of the Obligations and upon the occurrence of an acceleration of Obligations under Section 11.02, shall distribute the proceeds of realisation in accordance with Section 11.08.

10.05	Security Charging Real Property

Notwithstanding anything to the contrary contained in any Loan Document, to the extent that the charges and security interests created by the Security charge real property or any interest therein such charges and security interests on such real property shall secure interest after the occurrence of an Event of Default which is continuing at the same rates as those in effect prior to such occurrence.

ARTICLE 11 - DEFAULT

11.01	Events of Default

The occurrence of any one or more of the following events (each such event being herein referred to as an “Event of Default”) shall constitute a default under this Agreement:

(a)	if the Borrower fails to pay any amount of principal of or interest on any Advance when due;

(b)	if the Borrower fails to pay any fees or other Obligations under the Loan Documents when due and payable and such non-payment continues for a period of ten (10) Business Days;

(c)	if any Obligor fails to pay any amount due under any Hedge Arrangement when due and payable and such non-payment continues for a period of five (5) Business Days;

(d)	if the Borrower fails to observe or perform any of the covenants in Section 9.02 or Section 9.04 (other than Section 9.04(9));

(e)

if the Borrower fails to observe or perform any of the covenants in Section 9.04(9) and the Borrower shall fail to remedy such default within five (5) Business Days from the date of incurrence of such Encumbrance;

(f)

if the Borrower or any Obligor neglects to observe or perform any covenant or obligation contained in this Agreement or any other Loan Document (other than a covenant or condition whose breach or default in performance is specifically dealt with elsewhere in this Section 11.01) and the Borrower shall fail to remedy such default within thirty (30) days from the date of notification from the Lender of such non-compliance;

(g)

if any representation or warranty made by any Obligor in this Agreement, any Loan Document or in any certificate or other document at any time delivered hereunder to the Lender shall prove to have been incorrect in any material respect on and as of the date thereof and the Borrower shall fail to remedy such default within thirty (30) days of non-compliance;

(h)

if (i) the Borrower or any Obligor defaults in the observance or performance of any agreement or condition in relation to any Debt under the ATB Agreement or the FCC Agreement or contained in any instrument or agreement evidencing, securing or relating thereto and such default is not waived or cured within any applicable cure or grace period; or (ii) an “event of default” occurs under the ATB Agreement or the FCC Agreement; or (iii) any other event shall occur or condition exist, the effect of which default or other condition is to cause, or to permit the holder of such Debt to cause, such Debt to become due prior to its stated maturity date;

(i)

if any Obligor: (i) fails to make any payment when such payment is due and payable to any Person in relation to any Debt (other than Permitted Intercompany Debt or Debt under the ATB Agreement or the FCC Agreement) which in the aggregate principal amount then outstanding is in excess of $250,000 and such payment is not made within any applicable cure or grace period; (ii) defaults in the observance or performance of any other agreement or condition in relation to any such Debt (other than Permitted Intercompany Debt or Debt under the ATB Agreement or the FCC Agreement ) to any Person which in the aggregate principal amount then outstanding is in excess of $250,000 or contained in any instrument or agreement evidencing, securing or relating thereto and such default is not waived or cured within any applicable cure or grace period; or (iii) any other event shall occur or condition exist, the effect of which default or other condition is to cause, or to permit the holder of such Debt (other than Permitted Intercompany Debt or Debt under the ATB Agreement or the FCC Agreement ) to cause, such Debt which in the aggregate principal amount then outstanding is in excess of $250,000 to become due prior to its stated maturity date;

(j)

this Agreement, any other Loan Document or any material obligation or other provision hereof or thereof at any time for any reason (other than pursuant to its terms and conditions) terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of any Obligor, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Obligor, or any Obligor denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced to enjoin or restrain the performance or observance by any Obligor of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for any Obligor to perform any of its material obligations hereunder or thereunder;

(k)

any of the Loan Documents or any material provision of any of them becomes unenforceable, unlawful or is changed in a manner which is adverse to the Lender by virtue of legislation or by a court, statutory board or commission, and if any Obligor does not, within ten (10) Business Days of receipt of notice of such Loan Document or material provision becoming unenforceable, unlawful or being changed and being provided with any required new agreement or amendment for execution, replace such Loan Document with a new agreement that is in form and substance satisfactory to the Lender acting reasonably or amend such Loan Document to the satisfaction of the Lender acting reasonably;

(l)

if a decree or order of a court of competent jurisdiction is entered adjudging an Obligor a bankrupt or insolvent or approving a petition seeking the winding-up of an Obligor under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous laws or issuing sequestration or process of execution against any substantial part of the assets of an Obligor or ordering the winding up or liquidation of its affairs;

(m)

if any Obligor admits in writing its inability to pay its debts generally, becomes insolvent, makes any assignment in bankruptcy or makes any other similar assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, seeks relief under the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous law, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other Person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such a petition;

(n)

if any proceeding or filing shall be instituted or made against any Obligor seeking to have an order for relief entered against such Obligor as debtor or to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition under any law relating to bankruptcy, insolvency, reorganization or relief or debtors (including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada) or seeking appointment of a receiver, trustee, custodian or other similar official for such Obligor or for any substantial part of its properties or assets unless the same is being contested actively and diligently in good faith by appropriate and timely proceedings and is dismissed, vacated or permanently stayed within sixty (60) days of institution;

(o)	if an Encumbrancer takes possession by appointment of a receiver, receiver and manager, or otherwise of any material portion of the Property of any Obligor;

(p)

if an execution, writ of seizure and sale, sequestration or decree for the payment of money due shall have been obtained or entered against any Obligor in an amount in excess of $1,000,000 (individually or in the aggregate for all Obligors) and such execution, writ of seizure and sale, sequestration or decree shall not have been and remain vacated, satisfied, discharged or pending appeal within the applicable appeal period stayed within thirty (30) days and in any event at least five (5) days prior to the date on which such execution, writ of seizure and sale, sequestration or decree can be acted on;

(q)

if a final judgement not covered by insurance (exclusive of any deductible) shall have been obtained or entered against any Obligor in an amount in excess of $1,000,000 (individually or in the aggregate for all Obligors) and such judgement shall not have been and remain vacated, satisfied, discharged or pending appeal within the applicable appeal period stayed within thirty (30) days and in any event at least five (5) days prior to the date on which such judgment can be acted on;

(r)

if any of the Security (except by reason of lapse of time or solely due to action or inaction by the Lender) shall cease to be a valid and perfected first priority security interest over Property with a value in excess of $500,000 (subject only to Permitted Encumbrances) and the Borrower shall have failed to remedy such default within ten (10) Business Days of receipt of notice thereof from the Lender, except to the extent that any such loss of perfection or priority results from the failure of the Lender to maintain possession of certificates representing securities pledged under the Loan Documents or otherwise take any action within its control (including the filing of financing change statements to renew any financing statement filed under applicable personal property security laws) and in the case of any mortgage, except to the extent such failure is covered by a valid lender’s title insurance policy and the related insurer shall not have denied its liability thereunder;

(s)

if any Material Licence necessary for the Obligors to carry on the Business in all material respects ceases to be valid, subsisting and in good standing or if any of the licences, permits or approvals granted by any Governmental Authority or and material to the business of Borrower or a Guarantor (if any) is withdrawn, cancelled, suspended or adversely amended if such withdrawal, cancellation, suspension or amendment would reasonably be expected to result in a Material Adverse Effect;

(t)

if Borrower defaults under a Material Contract, which default would reasonably be expected to result in a Material Adverse Effect and such default will continue unrestricted for more than fifteen (15) Business Days;

(u)

if the Borrower or any other Obligor ceases or threatens to cease to carry on in the ordinary course their business or a substantial part thereof, except as a result of a reorganization permitted by the Lender or as permitted in Section 9.04(2);

(v)	if a Change of Control shall occur;

(w)	if a Pension Event shall have occurred that when taken either alone or together with all other Pension Events, could reasonably be expected to result in a Material Adverse Effect; or

(x)

if any event or circumstance occurs which has or would reasonably be expected to have a Material Adverse Effect, and, if capable of a remedy, such remedy does not occur within sixty (60) Business Days from the date of written notice by the Lender to the Borrower, as determined by the Lender in their sole discretion, acting reasonably.

11.02	Acceleration and Termination of Rights

If any Event of Default shall occur and be continuing, all Obligations under the Loan Documents shall, at the option of the Lender, become immediately due and payable, all without notice, presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever, all of which are hereby expressly waived by each Obligor; provided, if any Event of Default described in Section 11.01(l), 11.01(m) or 11.01(n) with respect to the Borrower shall occur, the Credit Facility (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all Advances and all other Obligations shall automatically be and become immediately due and payable. In such event, the Lender may exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against any Obligor authorized or permitted by law for the recovery of all the Obligations and proceed to exercise any and all rights hereunder and under the Security and no such remedy for the enforcement of the rights of the Lender shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

11.03	Remedies Cumulative and Waivers

For greater certainty, it is expressly understood and agreed that the respective rights and remedies of the Lender hereunder or under any other Loan Document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other document or instrument executed pursuant to this Agreement shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for such default or breach. Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by the Lender shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lender under this Agreement or any other Loan Document or instrument executed pursuant to this Agreement as a result of any other default or breach hereunder or thereunder.

11.04	Saving

The Lender shall not be under any obligation to the Borrower or any other Person to realize any Collateral or enforce the Security or any part thereof or to allow any of the Collateral to be sold, dealt with or otherwise disposed of. The Lender shall not be responsible or liable to the Obligors or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce the Collateral or any part thereof or the failure to allow any of the Collateral to be sold, dealt with or otherwise disposed of or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that the Lender may be responsible or liable for any loss or damage arising from the wilful misconduct or negligence of that Lender.

11.05	Perform Obligations

If an Event of Default has occurred and is continuing and if the Borrower has failed to perform any of its covenants or agreements in the Loan Documents, the Lender, may, but shall be under no obligation to, instruct the Lender to perform any such covenants or agreements in any manner deemed fit by the Lender without thereby waiving any rights to enforce the Loan Documents. The reasonable expenses (including any legal costs) paid by the Lender in respect of the foregoing shall be an Obligation and shall be secured by the Security.

11.06	Third Parties

No Person dealing with the Lender or any agent of the Lender shall be required to inquire whether the Security has become enforceable, or whether the powers which the Lender is purporting to exercise have been exercisable, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the Collateral charged by such Security or any part thereof.

11.07	Set-Off or Compensation

If an Event of Default has occurred and is continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender has made any demand under this Agreement or any other Loan Document and although such obligations of the Obligor may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers’ lien) that the Lender or its Affiliates may have. The Lender agrees to promptly notify the Borrower after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application.

11.08	Application of Payments

Notwithstanding any other provision of this Agreement but subject to the provisions of the Intercreditor Agreement, the proceeds of realization of the Security or any portion thereof shall be distributed in the following order:

(a)

first, in payment of all reasonable and documented costs and expenses incurred by the Lender in connection with such realization, including reasonable and documented legal, accounting and receivers’ fees and disbursements;

(b)

second, in payment of all reasonable and documented costs and expenses incurred by the Lender in connection with such realization, including reasonable and documented legal, accounting and receivers’ fees and disbursements; and

(c)

third, if all Obligations of the Borrower listed above have been paid and satisfied in full, any surplus proceeds of realization shall be paid to the Borrower unless otherwise required in accordance with Applicable Law.

ARTICLE 12 - COSTS, EXPENSES AND INDEMNIFICATION

12.01	Indemnification by the Borrower

(a)

The Borrower shall pay: (i) all reasonable and documented out-of-pocket expenses incurred by the Lender including the reasonable fees, charges and disbursements for one primary counsel for the Lender and one local counsel in each material relevant jurisdiction, in connection with the preparation, negotiation, execution, delivery, maintenance, enforcement and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) including without limitation, all court costs and all reasonable and documented fees and disbursements of lawyers, auditors, consultants and accountants; (ii) all reasonable and documented out-of-pocket expenses incurred by the Lender, including the reasonable and documented fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.01, or in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout restructuring or negotiations in respect of such Advances.

(b)

The Borrower shall indemnify the Lender and each Related Party of any of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Obligor arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby; (ii) any Advance or the use or proposed use of the proceeds therefrom;

(i)

any actual or alleged presence or release of Hazardous Materials in breach of the Requirements of Environmental Law on or from any property owned or operated by any Obligor, or any Environmental Liability related in any way to any Obligor; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or wilful misconduct of, or the material breach of this Agreement by an Indemnitee; (y) have resulted solely from a dispute among Indemnitees that does not involve an act or omission by the Borrower or any other Obligor (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement), consisting of fees, charges or disbursements, other than the reasonable invoiced fees, charges or disbursements of one primary counsel (and, to the extent deemed reasonably necessary or advisable by the Lender, one local counsel in each material relevant jurisdiction) for all Indemnitees taken as a whole, and solely in the case of a conflict of interest, one additional primary counsel (and, to the extent deemed reasonably necessary or advisable by the Lender, one local counsel in each material relevant jurisdiction) to the affected Indemnitees, taken as a whole; or (z) in respect of matters specifically addressed in Sections 13.01, (4) and 12.01(a). Notwithstanding the foregoing, this Section 12.01 shall not apply with respect to Taxes other than Taxes that represent losses, liability, claims, and damages arising from any non-Tax claim. The indemnity contained herein shall survive the termination of the Commitments.

12.02	Waiver of Consequential Damages

To the fullest extent permitted by Applicable Law, the Obligors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.03	Payments

All amounts due under this Section shall be payable promptly after demand therefor. A certificate of the Lender setting forth the amount or amounts owing to the Lender or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

ARTICLE 13 - TAXES AND CHANGE OF CIRCUMSTANCES

13.01	Increased Costs

(1)	Increased Costs Generally. If, from time to time, any Change in Law shall:

(a)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(b)

subject the Lender to any Tax of any kind whatsoever with respect to this Agreement or any Advance made by it, except for Indemnified Taxes or Other Taxes covered by Section 13.01(4) and any Excluded Tax; or

(c)	impose on the Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Advances made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then upon request of the Lender from time to time, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered. Notwithstanding anything contained in this Agreement: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof; and (ii) all requests, rules, regulations, guidelines or directives whether concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed a “Change in Law” regardless of the date enacted, adopted, applied or issued.

(2) Capital and Liquidity Requirements. If the Lender determines in its sole and absolute discretion, that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Advances made by the Lender, to a level below that which the Lender or its holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of its holding company with respect to, as applicable, capital adequacy or liquidity requirements), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or its holding company for any such reduction suffered.

(3) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (1) or (2) of this Section 13.01, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower from time to time shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(4) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered: (i) more than six months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the six –month period referred to above shall be extended to include the period of retroactive effect thereof; and (ii) for which the Lender is not seeking similar compensation from similar borrowers.

13.02	Taxes

(1) Payments Subject to Taxes. Any and all payments by or on account of any obligations of any Obligor hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes except as required by Applicable Law. If any Obligor or the Lender is required by Applicable Law to deduct or withhold any Taxes for any such payment, then: (i) if such Tax is an Indemnified Tax (including any Other Tax), the sum payable shall be increased by that Obligor when payable as necessary so that after making or allowing for all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been required; (ii) subject to clause (i) of this Section 13.02(1), the Withholding Party shall be entitled to make any such deductions or withholdings required to be made by it under Applicable Law; and (iii) the Withholding Party shall timely pay the full amount required to be deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

(2) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (1) of this Section (4), the Obligors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender, timely reimburse it for the payment of, any Other Taxes.

(3) Indemnification by the Borrower. The Borrower shall indemnify the Lender within ten (10) days after written demand therefor (specifying in reasonable detail the nature and the amount of the Indemnified Taxes or Other Taxes), for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender in respect of any payment by or on account of any obligation of an Obligor hereunder or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(4) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Authority, the Obligor shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(5) Treatment of Certain Refunds and Tax Reductions. If the Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which an Obligor has paid additional amounts pursuant to this Section or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the applicable the Borrower or Obligor, as applicable, an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Obligor under this Section with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Lender and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). The Borrower or other Obligor as applicable, upon the request of the Lender, agrees to repay the amount paid over to the Borrower or Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender if the Lender is required to repay such refund or reduction to such Governmental Authority. Notwithstanding anything to the contrary in this Section 13.02(5), in no event will the Lender be required to pay any amount to the Borrower or an Obligor pursuant to this Section 13.02(5) the payment of which would place the Lender or Lender in a less favourable after-Tax position than the Lender or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payment or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

(6) Status of Lender. To the extent that withholdings apply to any payment to be made to the Lender, if the Lender is entitled to an exemption from or reduction of any withholding Tax with respect to any payments hereunder or under any other Loan Document it shall, to the extent it may lawfully do so, deliver to the Borrower, at the time or times reasonably requested by the Borrower and at the time or times prescribed by Applicable Law, such properly completed and executed documentation reasonably requested by the Borrower or prescribed by Applicable Law as will permit such payments to be made without withholding (including FATCA withholding, if applicable) or at a reduced rate of withholding. In addition, the Lender, if requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to withholding, backup withholding or information reporting requirements (including, without limitation, FATCA).

(7) Survival. Each party’s obligations under this Section 13.01(4) shall survive the resignation or replacement of the Lender or any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge or all obligations under any Loan Document.

13.03	Mitigation Obligations

If the Lender requests compensation under Section 13.01, or requires the Borrower to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 13.01(4), then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 13.01 or 13.01(4), as the case may be, in the future; and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

13.04	Illegality

If the Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make or maintain any Advance (or to maintain its obligation to make any Advance), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by the Lender to the Borrower through the Lender, any obligation of the Lender with respect to the activity that is unlawful shall be suspended until the Lender notifies the Lender and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender (with a copy to the Lender), prepay or, if conversion would avoid the activity that is unlawful, convert any Advances, in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. The Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

ARTICLE 14 - SUCCESSORS AND ASSIGNS AND ADDITIONAL LENDERS

14.01	Successors and Assigns Generally

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and no Lender may assign or otherwise transfer any of its rights or obligations, hereunder except: (a) to an Eligible Assignee in accordance with the provisions of Section 14.02; (b) by way of participation in accordance with the provisions of Section 14.03; or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.04 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.03 and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

14.02	Assignment by Lender

The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Credit Facility and the Advances at the time owing to it); provided that:

(a)

except if a Default or an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to the Lender or an Affiliate of the Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advance of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Lender or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 (unless the Commitment or amount owing to the Lender under the applicable Credit Facility is less than $1,000,000), unless the Lender and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents to a lower amount (each such consent not to be unreasonably withheld or delayed);

(b)

each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned; except that this paragraph (b) shall not prohibit the Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

(c)	any assignment must be approved by the Lender acting reasonably (such approval not to be unreasonably withheld or delayed);

(d)

any assignment must be approved by the Borrower acting reasonably (such approval not to be unreasonably delayed; provided that such approval shall not be considered to have been unreasonable withheld, if as a result of such approval, the Borrower would be required to pay an additional amount pursuant to Article 15) unless (A) the proposed assignee is already the Lender, or (B) a Default or Event of Default has occurred; and

(e)

the parties to each assignment shall execute and deliver to the Lender an Assignment and Assumption, together with a processing and recordation fee in an amount specified elsewhere in this Agreement and the Eligible Assignee, if it shall not be the Lender, shall deliver to the Lender an Administrative Questionnaire.

From and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article 12 and Article 13, and shall continue to be liable for any breach of this Agreement by the Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph (other than a participation described in Section 14.03) shall be null and void as against the Borrower. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower.

14.03	Participations

The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that: (a) the Lender’s obligations under this Agreement shall remain unchanged; (b) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (c) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any payment by a Participant in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower.

The voting rights of any Participants shall: (i) be limited to matters in respect of (A) increases in Commitments of such Participant, (B) reductions of principal, interest or fees payable to such Participant, (C) extensions of final maturity or scheduled amortization of the Advances or Commitments in which such Participant participates, and (D) releases of all or substantially all of the value of the guarantees, or all or substantially all of the Collateral (except as otherwise permitted by the terms hereof and of the other Loan Documents); and (ii) for clarification purposes, not include the right to vote on waivers of Defaults or Events of Default.

A Participant: (i) shall comply with the requirements of Section 13.02(6) as if it were the Lender; and (ii) shall not be entitled to receive any greater payment under Section 13.01 or 13.01(4) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

14.04	Certain Pledges

The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, but no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

ARTICLE 15 - GENERAL

15.01	Exchange and Confidentiality of Information

The Lender may, with the consent of the Borrower, reproduce, disclose and use information about the Borrower (including, without limitation, the Borrower’s name and any identifying logos) and the transactions herein contemplated to enable the Lender to publish promotional “tombstones” and other forms of notices of the transactions contemplated herein in any manner and in any media (including, without limitation, brochures). The Borrower acknowledges and agrees that no compensation will be payable by the Lender resulting therefrom, and that the Lender shall have no liability whatsoever to the Borrower or any of its employees, officers, directors, Affiliates or shareholders in obtaining and using such information in accordance with the terms hereof.

15.02	Addresses, Etc. for Notices

(1) The addresses and facsimile numbers for the purposes of notices and other communications to the Borrower and the Lender are set out on the signatures pages and Schedules to this Agreement.

(2) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 15.02(3)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the addresses or facsimile numbers specified elsewhere in this Agreement or, if to the Lender, to it at its address or facsimile number specified in the Register or, if to an Obligor other than the Borrower, in care of the Borrower. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given on a business day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 15.02(3) below shall be effective as provided in Section 15.02(3).

(3) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to the Lender of Advances to be made if the Lender has notified the Lender that it is incapable of receiving notices under such Article by electronic communication. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes: (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(4) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

15.03	Governing Law and Submission to Jurisdiction

(1) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

(2) Submission to Jurisdiction. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(3) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Section 15.03(2). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

15.04	Benefit of this Agreement

This Agreement shall enure to the benefit of and be binding upon the Borrower, the Lender and their respective permitted successors and permitted assigns.

15.05	Survival

The provisions of Article 12 shall survive the repayment of all Advances, whether on account of principal, interest or fees, and the termination of this Agreement, unless a specific release of such provisions by the Lender is delivered to the Borrower.

15.06	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.07	Whole Agreement

This Agreement (along with the other Loan Documents) constitutes the whole and entire agreement between the parties hereto and cancels and supersedes any prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof.

15.08	Further Assurances

The Borrower and the Lender shall promptly cure any default by it in the execution and delivery of this Agreement, the Loan Documents or of any of the agreements provided for hereunder to which it is a party. The Borrower, at its expense, shall promptly execute and deliver to the Lender, upon reasonable request by the Lender, all such other and further documents, agreements, opinions, certificates and instruments in compliance with and required to give effect to the covenants and agreements of the Borrower hereunder or to make any recording, file any notice or obtain any consent contemplated herein.

15.09	Waiver of Jury

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED

ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.10	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it has been executed by the Lender and when the Lender has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

15.11	Electronic Execution of Assignments.

The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

15.12	Treatment of Certain Information; Confidentiality

(1) The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to any Participants or prospective Lenders or Participants; (b) to the extent required by the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by Applicable Law (in which case, such Person shall, to the extent permitted by Applicable Law, notify the Borrower promptly thereof, in advance); (c) upon the request or demand of any regulatory authority purporting to have jurisdiction over such Person or its Affiliates (in which case, to the extent permitted by Applicable Law, such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower in advance); (d) to their

Affiliates and their Affiliates’ respective employees, directors, legal counsel, independent auditors, professionals and other experts or agents of such person on a “need to know” basis and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; (e) to the extent any such information becomes publicly available other than by reason of disclosure by such Person in breach of this provision or is received by such Person from a third party that is not to such Person’s knowledge subject to confidentiality obligations to the Borrower or any of its Affiliates; (b) with the Borrower’s prior written consent; (g) to the extent independently developed by such Person or its Affiliates; (h) in protecting and enforcing the rights of the Lender with respect to this Agreement and the other Loan Documents including for the purposes of establishing a “due diligence” defense; and (i) on a confidential basis to any actual or prospective direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its Subsidiaries; provided that the disclosure of any such information to any prospective Lenders or Participants or prospective Participants or swap or derivative counterparty referred to above shall be made subject to Applicable Law and the acknowledgment and acceptance by the Lender or prospective Lender or Participant or prospective Participant or swap or derivative counterparties that such information is being disseminated on a confidential basis (on substantially the terms set forth in this Section or as is otherwise reasonably acceptable to the Borrower). It is expressly understood that no Lender shall be liable to the extent any confidentiality restrictions are violated by any other Lender, Participant, prospective Lender or prospective Participant. The Lender shall be liable for any violation of the confidentiality restrictions set forth herein by any of its employees or directors.

(2) For purposes of this Section, “Information” means all information received in connection with this Agreement from any Obligor relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to such receipt. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Lender may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), if being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

15.13	Time of the Essence

Time shall be of the essence of this Agreement.

15.14	Delivery by Facsimile Transmission

This Agreement may be executed and delivered by facsimile transmission or other electronic communication and each of the parties hereto may rely on such facsimile signature as though such facsimile signature were an original signature.

15.15	Termination of Agreement and Loan Documents

This Agreement and the Loan Documents shall terminate and shall be of no further effect, other than with respect to indemnities expressly stated to survive termination of this Agreement, and the Lender shall execute and deliver all discharges and termination statements requested by the Borrower and/or any other Obligor (at the expense of the Borrower) upon indefeasible repayment of all Obligations owing to the Lender and their respective Affiliates, if any, (other than contingent indemnification obligations in respect of which no claim has then been made and ordinary course obligations in respect of Service Agreements and charge card agreements) and the termination of the Commitments.

The Lender shall release the Security and execute related documents in connection with a termination as described in this Section 15.15 and the Lender shall execute and deliver all discharges and termination statements requested by the Borrower and/or any other Obligor (at the expense of the Borrower) in connection with such termination.

15.16	Anti-Money Laundering Legislation

(1) The Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lender may be required to obtain, verify and record information regarding the Borrower, the Guarantors, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower and the Guarantors, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Lender, or any prospective assignee or Participant of the Lender, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(2) The Borrower acknowledges and agrees that, pursuant to the provisions of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other anti-money laundering, anti-sanction and anti-corruption law, the Lender may be required to obtain, verify and record information with respect to the Obligors and the Borrower hereby agrees to cooperate with the Lender and provide it with all information that may be required in order to fulfil their obligations under such laws. Without limiting the generality of the foregoing, the Borrower agrees to use commercially reasonable efforts to obtain the consent of any of their respective officers, directors and employees whose consent to the disclosure of any such information is required under applicable privacy legislation in Canada.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement.

BORROWER:	SUNDIAL GROWERS INC.

Address:	by:
Name:
Title:

Attention: [***]		/s/ [***]
Telephone: [***]		Name: [***]
E-mail: [***]		Title: [***]

Signature Page to Credit Agreement

LENDER:	BANK OF MONTREAL

	by:	/s/ [***]
Address:		Name: [***]
Title: [***]

Attention: [***]		/s/ [***]
Telephone: [***]		Name: [***]
Email: [***]		Title: [***]

Signature Page to Credit Agreement